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Exhibit (a)(1)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

ECC International Corp.

by

CDA Acquisition Corporation,
a wholly owned subsidiary of
Cubic Corporation

at

$5.25 Net per Share

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 24, 2003, UNLESS THE OFFER IS EXTENDED.

        Pursuant to an Agreement and Plan of Merger, dated as of August 20, 2003 (the "Merger Agreement"), by and among Cubic Corporation, a Delaware corporation ("Cubic"), CDA Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Cubic (the "Purchaser"), and ECC International Corp., a Delaware corporation ("ECC"), the Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.10 per share, of ECC at a price of $5.25 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer" described in this Offer to Purchase. Following the purchase by the Purchaser of shares of ECC common stock in the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, the Purchaser will be merged with and into ECC (the "Merger"), with ECC surviving the Merger as a wholly owned subsidiary of Cubic. As a result of the Merger, each outstanding share of ECC common stock (other than shares owned by Cubic, the Purchaser, ECC or any wholly owned subsidiary of Cubic or ECC, or by any stockholder of ECC who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price.

        ECC's board of directors has, at a meeting held on August 20, 2003, by the unanimous vote of all directors of ECC, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of ECC's stockholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the General Corporation Law of the State of Delaware and (iii) declared that the Merger Agreement is advisable. Accordingly, ECC's board of directors unanimously recommends that the stockholders of ECC accept the Offer and tender their shares of ECC common stock to the Purchaser in the Offer and, if required, vote to adopt the Merger Agreement and approve the Merger.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined in Section 1 (Terms of the Offer) of this Offer to Purchase) shares of ECC common stock that, together with any shares of ECC common stock then owned by Cubic or any wholly owned subsidiary of Cubic (including the Purchaser), represent at least a majority of the Fully Diluted Number of Company Shares. The term "Fully Diluted Number of Company Shares" is defined in the Merger Agreement as the sum of all shares of ECC capital stock outstanding immediately prior to the Purchaser's acceptance of tenders pursuant to the Offer, plus the aggregate number of shares of ECC capital stock issuable upon the exercise of any then-outstanding "in the money" options, warrants or other rights to acquire capital stock of ECC or upon the conversion of any then-outstanding security convertible into capital stock of ECC. An option or warrant is considered "in the money" for these purposes if the exercise price of such option or warrant is less than $5.25 per share. The foregoing condition is referred to as the "Minimum Condition" in this Offer to Purchase. The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

        Each of ECC's directors, executive officers and stockholders with representatives on the board of directors of ECC have entered into stockholder tender agreements with Cubic pursuant to which they have agreed, in their respective capacities as stockholders of ECC, to tender all of their shares of ECC common stock, as well as any additional shares of ECC common stock that they may acquire (pursuant to ECC stock options or otherwise), to the Purchaser in the Offer, and to also cause any person that they or any of their affiliates or associates controls to do so. The parties to the stockholder tender agreements have also agreed to vote all of their shares of ECC common stock, and to also cause any person that they or any of their affiliates or associates controls to vote all of such person's shares of ECC common stock, against any action that would result in a breach of the Merger Agreement, against any competing acquisition proposal, against any proposal to change a majority of the board of directors of ECC, against any action that would cause the conditions to the acceptance of the Offer or completion of the Merger not to be met and against any action intended or reasonably expected to interfere with the Offer or Merger. As of August 20, 2003, the stockholders who executed stockholder tender agreements, and persons that they or their affiliates or associates control, held in the aggregate 2,897,428 shares of ECC common stock, which represented approximately 36.6% of the outstanding shares of ECC common stock as of that date. The stockholder tender agreements terminate upon any termination of the Merger Agreement.

IMPORTANT

        Any stockholder of ECC who desires to tender all or any portion of such stockholder's shares of ECC common stock to the Purchaser in the Offer should either (i) complete and sign the Letter of Transmittal (or a facsimile copy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such stockholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy of it) and any other required documents to the depositary for the Offer, Computershare Trust Company of New York (the "Depositary"), and either deliver the certificates representing such shares to the Depositary along with the Letter of Transmittal (or a facsimile copy of it) or tender such shares by book-entry transfer by following the procedures described in Section 2 (Procedures for Tendering Shares of ECC Common Stock in the Offer) of this Offer to Purchase, in each case prior to the Expiration Date or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder of ECC with shares of ECC common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to the Purchaser in the Offer.

        Any stockholder of ECC who desires to tender shares of ECC common stock to the Purchaser in the Offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such shares to the Purchaser in the Offer by following the procedures for guaranteed delivery described in Section 2 (Procedures for Tendering Shares of ECC Common Stock in the Offer) of this Offer to Purchase.

        Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent for the Offer at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Certain information about the Offer, including documents filed by Cubic and the Purchaser with the United States Securities and Exchange Commission, are also available on Cubic's website at www.cubic.com.

The Information Agent for the Offer is:

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call Collect: (212) 440-9800
All Others Call Toll Free: (866) 295-8173

TABLE OF CONTENTS

		Page
SUMMARY TERM SHEET		5
INTRODUCTION		12
THE TENDER OFFER
1.	Terms of the Offer	14
2.	Procedures for Tendering Shares of ECC Common Stock in the Offer	16
3.	Withdrawal Rights	21
4.	Acceptance for Payment and Payment for Shares of ECC Common Stock	21
5.	Certain United States Federal Income Tax Consequences	23
6.	Price Range of Shares of ECC Common Stock; Dividends on Shares of ECC Common Stock	24
7.	Effect of the Offer on the Market for ECC Common Stock; The American Stock Exchange Listing of ECC Common Stock; Exchange Act Registration of ECC Common Stock; Margin Regulations	25
8.	Certain Information Concerning ECC	26
9.	Certain Information Concerning the Purchaser and Cubic	27
10.	Source and Amount of Funds	27
11.	Background of the Offer	28
12.	Purpose of the Offer and the Merger; Plans for ECC; The Merger Agreement; The Stockholder Tender Agreements	31
13.	Certain Conditions to the Offer	46
14.	Certain Legal Matters	48
15.	Fees and Expenses	51
16.	Miscellaneous	51
SCHEDULE I Directors and Executive Officers of the Purchaser and Cubic		52

SUMMARY TERM SHEET

        We are CDA Acquisition Corporation, and we are making an offer to purchase all of the outstanding shares of common stock of ECC International Corp. ("ECC"). The following are some of the questions you, as a stockholder of ECC, may have about our offer and our answers to those questions. This Summary Term Sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for our offer because the information in this Summary Term Sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appear.

Who is offering to buy my ECC shares?

        Our name is CDA Acquisition Corporation. We are a Delaware corporation organized as a wholly owned subsidiary of Cubic Corporation ("Cubic") for the sole purpose of making a tender offer for the outstanding shares of common stock of ECC. Cubic operates in two primary business segments: defense and transportation. Cubic's defense segment provides integrated systems, electronic products and services to the U.S. government and allied nations. Cubic is a leading provider of air and ground combat training systems and services for the U.S. and foreign militaries. Cubic's transportation segment is the world's largest supplier of automated revenue collection systems for public mass transit systems, with systems installed throughout North America, Europe and Asia. See Introduction and Section 9 (Certain Information Concerning the Purchaser and Cubic) of this Offer to Purchase for more information.

How many shares of ECC common stock are you offering to purchase?

        We are making an offer to purchase all of the outstanding shares of common stock of ECC. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How much are you offering to pay for my shares of ECC common stock, what is the form of payment and will I have to pay any fees or commissions if I tender my shares in your offer?

        We are offering to pay $5.25 per share, net to you, in cash (without interest) for each of your shares of ECC common stock. If you are the record owner of your shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses in connection with your tender. If you own your shares through a broker or other nominee, however, and your broker or nominee tenders your shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your shares in our offer. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

Do you have the financial resources to pay for all of the shares of ECC common stock that you are offering to purchase?

        Yes. Our parent company, Cubic, will contribute to us sufficient funds to pay for all of the shares of ECC common stock that are accepted for payment by us in our offer, and to make payments for all shares of ECC common stock that are not accepted for payment in our offer and that will be converted into the right to receive $5.25 per share in cash (without interest) in the merger described below following the successful completion of our offer. Cubic expects to use its cash on hand and cash equivalents to make this contribution. Our offer is not conditioned upon any financing contingencies. See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

Is your financial condition relevant to my decision whether to tender my shares of ECC common stock in your offer?

        No. We do not believe that our financial condition is relevant to your decision whether to tender your shares of ECC common stock in our offer because:

  •
  cash is the only consideration that we are paying to the holders of ECC common stock in connection with our offer;

  •
  we are offering to purchase all of the outstanding shares of ECC common stock in our offer;

  •
  our offer is not subject to any financing contingencies; and

  •
  Cubic has sufficient cash on hand and cash equivalents to provide us with the amount of cash consideration payable to holders of ECC common stock in our offer and the merger described below.

        See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

How long do I have to tender my shares of ECC common stock in your offer?

        Unless we extend our offer, you will have until 12:00 midnight, New York City time, on September 24, 2003, to tender your shares of ECC common stock in our offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares, as described in Section 2 (Procedures for Tendering Shares of ECC Common Stock in the Offer) of this Offer to Purchase.

What are the most significant conditions to your offer?

        We are not obligated to purchase any shares of ECC common stock that are tendered in our offer unless, prior to the expiration of our offer, the number of shares validly tendered in accordance with the terms of our offer and not withdrawn, together with any shares of ECC common stock then owned by Cubic or any wholly owned subsidiary of Cubic (including us), represent at least a majority of the "Fully Diluted Number of Company Shares," which is defined in the merger agreement as the sum of all shares of ECC capital stock outstanding immediately prior to our acceptance of tenders pursuant to our offer plus the aggregate number of shares of ECC capital stock issuable upon the exercise of any "in the money" option, warrant or other right then-outstanding to acquire capital stock of ECC, or upon the conversion of any then-outstanding security convertible into capital stock of ECC. An option or warrant is considered "in the money" for these purposes if the exercise price of such option or warrant is less than $5.25 per share. This condition is referred to as the "minimum condition."

        Our offer is not subject to any financing contingencies, but it is subject to a number of other conditions, including conditions with respect to the accuracy of ECC's representations and warranties in the merger agreement as of the date of the merger agreement and as of the date of expiration of our offer, ECC's compliance in all material respects with its covenants set forth in the merger agreement, the absence of any event that would have a material adverse effect on ECC, ECC's continued support of and recommendation of our offer and the merger and the absence of any legal proceeding involving a governmental body related to our offer or the merger. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for more information about these and other conditions to our offer.

        We can waive any condition to our offer without ECC's consent, other than the minimum condition.

Under what circumstances can you extend your offer?

        We are permitted to (but not required to) extend our offer beyond its initial expiration date of September 24, 2003:

  •
  for any period required by any rule or regulation of the United States Securities and Exchange Commission applicable to our offer;

  •
  for such amount of time as we believe to be reasonably necessary to permit all of the conditions to our offer to be satisfied, provided that we cannot extend our offer to any date occurring after November 21, 2003 without ECC's consent; and

  •
  for an additional period of not more than 20 business days, if the minimum condition has been satisfied, but the sum of the number of shares of ECC common stock that have been validly tendered and not withdrawn in our offer as of the scheduled or any extended expiration date of our offer represents less than 90% of the Fully Diluted Number of Company Shares, provided that we cannot extend our offer to any date occurring after November 21, 2003 without ECC's consent.

        See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

        At our option, we may (but are not required to) also provide for a subsequent offering period, and one or more extensions thereof, following the expiration of and acceptance for payment of shares tendered in our offer. During any subsequent offering period, if there is one, you could tender your shares to us for the same offer price payable in our offer. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How will I be notified if you extend your offer?

        If we extend our offer, we will inform the Depositary, Computershare Trust Company of New York, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was previously scheduled to expire. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How do I tender my shares of ECC common stock in your offer?

        To tender all or any portion of your shares of ECC common stock in our offer, you must either deliver the certificate or certificates representing your tendered shares, together with the Letter of Transmittal (or a facsimile copy of it) enclosed with this Offer to Purchase, properly completed and duly executed, any required signature guarantees and any other required documents, to the Depositary, Computershare Trust Company of New York, or tender your shares using the book-entry procedure described in Section 2 (Procedures for Tendering Shares of ECC Common Stock in the Offer) of this Offer to Purchase, in either case prior to the expiration of our offer.

        If you hold your shares of ECC common stock in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your shares of ECC common stock in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them on your behalf to the Depositary.

        If you cannot deliver the items that are required to be delivered to the Depositary by the expiration of our offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent's Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three American Stock Exchange trading days. You may use the Notice of Guaranteed Delivery enclosed with this Offer to Purchase for this purpose. To tender shares of ECC common stock in this manner, however, the Depositary must receive the missing items within such three trading day period. See Section 2

(Procedures for Tendering Shares of ECC Common Stock in the Offer) of this Offer to Purchase for more information.

Can I withdraw shares that I previously tendered in your offer? Until what time may I withdraw previously tendered shares?

        Yes. You can withdraw some or all of the shares of ECC common stock that you previously tendered in our offer at any time until the expiration date of our offer. Further, if we have not accepted your shares for payment by October 25, 2003, you can withdraw them at any time after October 25, 2003. Once we accept your tendered shares for payment upon the expiration of our offer, however, you will no longer be able to withdraw them. In addition, your right to withdraw your previously tendered and accepted shares will not apply to any subsequent offering period (which is not the same as an extension of our offer), if one is provided. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

How do I withdraw my previously tendered shares?

        To withdraw any shares of ECC common stock that you previously tendered in our offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a facsimile copy of one), with the required information, to the Depositary while you still have the right to withdraw your shares. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

Has ECC's board of directors approved your offer?

        Yes. Our offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 20, 2003, by and among Cubic, ECC and us. ECC's board of directors has, by the unanimous vote of all directors of ECC:

  •
  determined that the merger agreement and the transactions contemplated thereby, including our offer and the merger contemplated by the merger agreement, are fair to and in the best interests of ECC's stockholders;

  •
  approved and adopted the merger agreement and the transactions contemplated thereby, including our offer and the merger contemplated by the merger agreement in accordance with applicable law; and

  •
  declared that the merger agreement is advisable.

        Accordingly, ECC's board of directors unanimously recommends that you accept our offer and tender your shares of ECC common stock pursuant to our offer and, if required, vote to adopt the merger agreement and approve the merger.

        The factors considered by ECC's board of directors in making the determinations and the recommendation described above are described in ECC's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the United States Securities and Exchange Commission and is being mailed to the stockholders of ECC with this Offer to Purchase.

        Imperial Capital, LLC, which acted as the financial advisor to ECC's board of directors, delivered an opinion to ECC's board of directors, dated August 19, 2003, to the effect that, as of that date, based upon and subject to the assumptions made, the procedures followed, other matters considered and the limitations of the review undertaken in its opinion, the offer price to be paid to tendering stockholders whose shares of ECC common stock are accepted for payment in our offer and to be paid to stockholders in the merger was fair, from a financial point of view, to the holders of shares of ECC common stock. Stockholders of ECC are urged to, and should, carefully read ECC's Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of Imperial Capital, LLC in their entirety.

Have any stockholders of ECC already agreed to tender their shares in your offer?

        Yes. As noted above, each of ECC's directors, executive officers and stockholders with representatives on the board of directors of ECC have entered into stockholder tender agreements with Cubic pursuant to which they have agreed, in their respective capacities as stockholders of ECC, to tender all of their shares of ECC common stock, as well as any additional shares of ECC common stock that they may acquire (pursuant to ECC stock options or otherwise), to us in our offer, and to also cause any person that they or any of their affiliates or associates controls to do so. The parties to the stockholder tender agreements have also agreed to vote all of their shares of ECC common stock, and to also cause any person that they or any of their affiliates or associates controls to vote all of such person's shares of ECC common stock, against any action that would result in a breach of the merger agreement, against any competing acquisition proposal, against any proposal to change a majority of the board of directors of ECC, against any action that would cause the conditions to the acceptance of the offer or completion of the merger not to be met and against any action intended or reasonably expected to interfere with our offer or merger. As of August 20, 2003, the stockholders who executed stockholder tender agreements, and persons that they or their affiliates or associates control, held in the aggregate 2,897,428 shares of ECC common stock, which represented approximately 36.6% of the outstanding shares of ECC common stock as of that date. The stockholder tender agreements terminate upon any termination of the merger agreement.

What are your plans if you successfully complete your offer but do not acquire all of the outstanding shares of ECC common stock in your offer?

        If we successfully complete our offer and certain limited conditions are satisfied, as soon as practicable following the successful completion of our offer, we intend to merge with and into ECC. As a result of that merger:

  •
  all of the outstanding shares of ECC common stock, other than shares that are owned by Cubic, ECC or us (or any wholly owned subsidiary of Cubic or ECC) and other than any shares that are owned by any stockholder of ECC who is entitled to and properly exercises appraisal rights under Delaware law in respect of their shares, will be canceled and converted into the right to receive $5.25 per share in cash (without interest);

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  all of the outstanding shares of ECC common stock that are owned by Cubic, ECC or us (or any wholly owned subsidiary of Cubic or ECC) will be canceled and retired and shall cease to exist, and no consideration shall be delivered therefor; and

  •
  all of our issued and outstanding shares of capital stock, which are owned by Cubic, will be converted into shares of ECC common stock.

        As a result of the merger, Cubic will own all of the issued and outstanding shares of ECC. Our obligation to merge with ECC following the successful completion of our offer is conditioned on the adoption of the merger agreement by ECC's stockholders under Delaware law (if required) and no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger having been issued by any court of competent jurisdiction and remaining in effect, and there not being any legal requirement enacted or deemed applicable to the merger that makes completion of the merger illegal. If we successfully complete our offer, we will hold a sufficient number of shares of ECC common stock to ensure the requisite adoption of the merger agreement by ECC stockholders under Delaware law to complete the merger. In addition, if we own at least 90% of the outstanding shares of ECC common stock, we will not be required to obtain stockholder approval to complete the merger.

If you successfully complete your offer, what will happen to ECC's board of directors?

        If we successfully complete our offer, under the merger agreement we are entitled to designate at least a majority of the members of ECC's board of directors. Therefore, if we successfully complete our offer, Cubic will obtain control over the management of ECC shortly thereafter. However, we and Cubic have also agreed in the merger agreement that we, Cubic and ECC will use our respective reasonable efforts to ensure that at least one of the members of ECC's board of directors, at all times prior to the completion of the merger, is an individual who was a director of ECC on August 20, 2003, the date of the merger agreement. After the election or appointment of the directors designated by Cubic to ECC's board of directors and prior to the completion of the merger, under the terms of the merger agreement, the approval of the individual who was a director (or a majority of the individuals who were directors, if more than one) of ECC on August 20, 2003 (or their successors) will be required to authorize any of the following actions of ECC: (i) any termination of the merger agreement by ECC; (ii) any amendment to the merger agreement requiring the approval of the ECC board of directors; (iii) any extension of the time for the performance of any of the obligations or other acts of Cubic or us under the merger agreement; (iv) any waiver of compliance with any of the agreements or conditions contained in the merger agreement for the benefit of ECC; (v) any consent or action by ECC's board of directors with respect to the merger agreement or the merger; or (vi) any other action of ECC that adversely affects the holders of ECC shares (other than Cubic or us). See Section 12 (Purpose of the Offer and the Merger; Plans for ECC; The Merger Agreement; The Stockholder Tender Agreements) of this Offer to Purchase for more information.

If I decide not to tender my shares of ECC common stock in your offer, how will your offer affect my shares?

        If we successfully complete our offer, but you do not tender your shares in our offer, and the merger takes place, your shares will be canceled and converted into the right to receive the same amount of cash that you would have received had you tendered your shares in our offer (without interest), subject to your right to pursue your appraisal rights under Delaware law. Therefore, if we complete the merger, unless you perfect your appraisal rights under Delaware law, the only difference to you between having your shares accepted for payment in our offer and not doing so is that you will be paid earlier if you have your shares accepted for payment in our offer.

        If we successfully complete our offer, then until such time thereafter as we complete the merger, the number of stockholders of ECC and the number of shares of ECC common stock that remain in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for such shares. Also, shares of ECC common stock may no longer be eligible to be traded on the American Stock Exchange or any other securities exchange, and ECC may cease making filings with the United States Securities and Exchange Commission or otherwise cease being required to comply with the United States Securities and Exchange Commission's rules relating to publicly held companies. See Section 7 (Effect of the Offer on the Market for ECC Common Stock; the American Stock Exchange Listing of ECC Common Stock; Exchange Act Registration of ECC Common Stock; Margin Regulations) and Section 12 (Purpose of the Offer and the Merger; Plans for ECC; The Merger Agreement; The Stockholder Tender Agreements) of this Offer to Purchase for more information.

Are appraisal rights available in either your offer or the merger?

        Appraisal rights are not available in connection with our offer. If you choose not to tender your shares of ECC common stock in our offer, however, and we purchase shares of ECC common stock in our offer, appraisal rights will be available to you in connection with our merger with and into ECC. If you choose to exercise your appraisal rights in connection with the merger, and you comply with the applicable requirements under Delaware law, you will be entitled to payment for your shares based on the fair value of your shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, on the amount determined to be the fair value of your shares. This amount may be more or less than the $5.25 per share that we are offering to pay you for your shares in our offer or that you would otherwise receive in the merger. See Section 12 (Purpose of the Offer and the Merger; Plans for ECC; The Merger Agreement; The Stockholder Tender Agreements) of this Offer to Purchase for more information.

What are the United States federal income tax consequences of having my shares of ECC common stock accepted for payment in your offer or receiving cash in the merger?

        The receipt of cash pursuant to our offer (or the merger) will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a stockholder having shares of ECC common stock accepted for payment in our offer or receiving cash in the merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in our offer (or the merger) and the stockholder's aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in our offer (or converted into cash in the merger). Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in our offer (or converted into cash in the merger). See Section 5 (Certain United States Federal Income Tax Consequences) of this Offer to Purchase for more information.

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of our offer and the merger.

What is the market value of my shares of ECC common stock?

        On August 20, 2003, the last trading day before Cubic and ECC announced that they had entered into the merger agreement, the last sale price of shares of ECC common stock reported on the American Stock Exchange was $5.08 per share; therefore, the offer price of $5.25 per share represents a premium of 3.3% over the closing price of ECC shares before announcement of the merger agreement. On August 25, 2003, the last sale price of shares of ECC common stock reported on the American Stock Exchange was $5.20 per share. We advise you to obtain a recent quotation for shares of ECC common stock when deciding whether to tender your shares in our offer. See Section 6 (Price Range of Shares of ECC Common Stock; Dividends on Shares of ECC Common Stock) of this Offer to Purchase for more information.

Whom can I contact if I have questions about your offer?

        You should contact the Information Agent for our offer at its address and telephone numbers listed below if you have any questions about our offer.

The Information Agent for our offer is:

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call Collect: (212) 440-9800
All Others Call Toll Free: (866) 295-8173

To: The Holders of Common Stock of ECC:

INTRODUCTION

        CDA Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Cubic Corporation, a Delaware corporation ("Cubic"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.10 per share, of ECC International Corp., a Delaware corporation ("ECC"), at a price of $5.25 per share, net to the seller in cash (without interest thereon) (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer" described in this Offer to Purchase.

        Tendering ECC stockholders whose shares of ECC common stock are registered in their own names and who tender their shares directly to Computershare Trust Company of New York, which is acting as the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the Letter of Transmittal for the Offer, transfer taxes on the sale of the shares in the Offer. A stockholder of ECC who holds shares of ECC common stock through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder's shares to the Purchaser in the Offer.

        The Purchaser will pay all fees and expenses of Computershare Trust Company of New York, which is acting as the Depositary for the Offer, and Georgeson Shareholder Communications Inc., which is acting as the information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See Section 15 (Fees and Expenses) of this Offer to Purchase for more information.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 20, 2003 by and among Cubic, the Purchaser and ECC (the "Merger Agreement") pursuant to which, following the purchase by the Purchaser of shares of ECC common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into ECC (the "Merger"), with ECC surviving the Merger as a wholly owned subsidiary of Cubic. As a result of the Merger, each outstanding share of ECC common stock (other than shares owned by Cubic, the Purchaser, ECC or any wholly owned subsidiary of Cubic or ECC, or by any stockholder of ECC who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest thereon. See Section 12 (Purpose of the Offer and the Merger; Plans for ECC; The Merger Agreement; The Stockholder Tender Agreements) of this Offer to Purchase for more information.

        ECC's board of directors has, at a meeting held on August 20, 2003, by the unanimous vote of all directors of ECC, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of ECC's stockholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and (iii) declared that the Merger Agreement is advisable. Accordingly, ECC's board of directors unanimously recommends that the stockholders of ECC accept the Offer and tender their shares of ECC common stock to the Purchaser in the Offer and, if required, vote to adopt the Merger Agreement.

        The factors considered by ECC's board of directors in making the determinations and the recommendation described above are described in ECC's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the United States Securities and Exchange Commission and is being mailed to the stockholders of ECC with this Offer to Purchase.

        Imperial Capital, LLC, which acted as the financial advisor to ECC's board of directors, delivered an opinion to ECC's board of directors, dated August 19, 2003, to the effect that, as of that date, based upon and subject to the assumptions made, the procedures followed, other matters considered and the limitations of the review undertaken in its opinion, the Offer Price to be paid to tendering stockholders in the Offer and to be paid to holders of ECC common stock in the Merger was fair, from a financial point of view, to the holders of shares of ECC common stock. Stockholders of ECC are urged to, and should, carefully read ECC's Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of Imperial Capital, LLC in their entirety.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined in Section 1 (Terms of the Offer) of this Offer to Purchase) shares of ECC common stock (excluding shares tendered by notice of guaranteed delivery that have not been delivered to the Depositary by the Expiration Date) that, together with any shares of ECC common stock then owned by Cubic or any wholly owned subsidiary of Cubic (including the Purchaser), represent at least a majority of the Fully Diluted Number of Company Shares. "Fully Diluted Number of Company Shares" is defined in the Merger Agreement as the sum of all shares of ECC capital stock outstanding immediately prior to the Purchaser's acceptance of tenders pursuant to the Offer, plus the aggregate number of shares of ECC capital stock issuable upon the exercise of any then outstanding "in the money" options, warrants or other rights to acquire capital stock of ECC or upon the conversion of any then outstanding security convertible into capital stock of ECC. An option or warrant is considered "in the money" for these purposes if the exercise price of such option or warrant is less than $5.25 per share. The foregoing condition is referred to as the "Minimum Condition" in this Offer to Purchase. The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

        Each of ECC's directors, executive officers and stockholders with representatives on the board of directors of ECC have entered into Stockholder Tender Agreements with Cubic pursuant to which they have agreed, in their respective capacities as stockholders of ECC, to tender all of their shares of ECC common stock, as well as any additional shares of ECC common stock that they may acquire (pursuant to ECC stock options or otherwise), to the Purchaser in the Offer, and to also cause any person that they or any of their affiliates or associates controls to do so. The parties to the Stockholder Tender Agreements have also agreed to vote all of their shares of ECC common stock, and to also cause any person that they or any of their affiliates or associates controls to vote all of such person's shares of ECC common stock, against any action that would result in a breach of the Merger Agreement, against any competing acquisition proposal, against any proposal to change a majority of the board of directors of ECC, against any action that would cause the conditions to the acceptance of the Offer or completion of the Merger not to be met and against any action intended or reasonably expected to interfere with the Offer or Merger. As of August 20, 2003, the stockholders who executed Stockholder Tender Agreements, and persons that they or their affiliates or associates control, held in the aggregate 2,897,428 shares of ECC common stock, which represented approximately 36.6% of the outstanding shares of ECC common stock as of that date. The Stockholder Tender Agreements terminate upon any termination of the Merger Agreement. See Section 12 (Purpose of the Offer and the Merger; Plans for ECC; The Merger Agreement; The Stockholder Tender Agreements) of this Offer to Purchase.

        Completion of the Merger is also subject to the satisfaction of certain conditions, including (i) the acceptance for payment of, and payment for, shares of ECC common stock by the Purchaser in the Offer and (ii) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of ECC common stock, if required by applicable law. If the Offer is successfully completed, the Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other holder of ECC common stock. In addition, if the Purchaser owns 90% or more of the outstanding shares of ECC common stock, under applicable law, the Purchaser and Cubic will be able to complete the Merger without adoption of the Merger Agreement by the holders of ECC common stock. In such event, under the terms of the Merger Agreement, Cubic, the Purchaser and ECC have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders' meeting. See Section 12 (Purpose of the Offer and the Merger; Plans for ECC; The Merger Agreement; The Stockholder Tender Agreements) of this Offer to Purchase for more information.

        ECC has informed the Purchaser that, as of August 20, 2003, there were: (i) 7,908,022 shares of ECC common stock issued and outstanding; (ii) 508,500 shares of ECC common stock subject to outstanding options, of which 415,500 shares were subject to options with an exercise price per share that is less than the Offer Price; and (iii) no shares of ECC common stock issuable upon the conversion or exercise of outstanding ECC securities (other than the options described above). Based upon the foregoing, the Minimum Condition will be satisfied if 4,161,762 shares of ECC common stock are validly tendered and not withdrawn prior to the Expiration Date. The actual number of shares of ECC common stock that are required to be tendered to satisfy the Minimum Condition will depend upon the actual Fully Diluted Number of Company Shares as determined by Cubic.

        Certain U.S. federal income tax consequences of the sale of the shares of ECC common stock purchased by the Purchaser pursuant to the Offer and the conversion of shares of ECC common stock pursuant to the Merger are described in Section 5 (Certain United States Federal Income Tax Consequences) of this Offer to Purchase.

        This Offer to Purchase and the Letter of Transmittal for the Offer contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.     Terms of the Offer

        Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all shares of ECC common stock that are validly tendered on or prior to the Expiration Date and not theretofore withdrawn in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of this Offer to Purchase. The term "Expiration Date" as used in this Offer to Purchase means 12:00 midnight, New York City time, on September 24, 2003, unless and until the Purchaser extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term Expiration Date as used in this Offer to Purchase will mean the latest time at which the Offer, as so extended by the Purchaser, will expire.

        Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right (but is not obligated under the terms of the Merger Agreement or for any other reason) to increase the Offer Price and to waive or make any other changes to the terms and conditions of the Offer, except that, without the prior written consent of ECC: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that (A) changes the form of consideration to be paid pursuant to the Offer, (B) decreases the Offer Price or the number of shares of ECC common stock sought to be purchased in the Offer, (C) imposes conditions to the Offer in addition to the Minimum Condition and the other conditions provided for in the Merger Agreement (the "Offer Conditions"), or (D) except as otherwise permitted by the Merger Agreement, extends the Expiration Date beyond the initial Expiration Date. Under no circumstances will interest be paid on the Offer Price for tendered shares of ECC common stock, regardless of any extension of or amendment to the Offer or any delay in paying for any shares.

        If by 12:00 midnight, New York City time, on September 24, 2003 (or by any other time and date then scheduled as the Expiration Date), any or all of the Offer Conditions have not been satisfied or waived, subject to the terms of the Merger Agreement (including the terms relating to limitations on the Purchaser's ability to extend the Offer) and the applicable rules and regulations of the United States Securities and Exchange Commission, the Purchaser may (i) waive all of the conditions to the Offer that remain unsatisfied (other than the Minimum Condition) and accept for payment and pay for all shares of ECC common stock that have been validly tendered and not withdrawn prior to the Expiration Date, (ii) extend the Offer and, subject to the right of holders of shares of ECC common stock previously tendered to withdraw such tendered shares at any time prior to the Expiration Date, retain all of the shares that have been previously tendered and not withdrawn during the period or periods for which the Offer is extended, (iii) subject to the qualifications described in the immediately preceding paragraph of this Offer to Purchase, amend the Offer or (iv) terminate the Offer in accordance with the Merger Agreement, not accept for payment or pay for any shares of ECC common stock and return all previously tendered shares to the owners of such shares.

        The rights reserved by the Purchaser described in the two preceding paragraphs are in addition to its rights described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. Any extension of the Offer, waiver of conditions to the Offer, amendment to the Offer or termination will be followed as promptly as practicable by a public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of shares of ECC common stock), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and/or Dow Jones news services. The phrase "business day" as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

        In the event that the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition to the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required under the applicable rules and regulations of the United States Securities and Exchange Commission to allow for adequate dissemination to stockholders.

        Under Rule 14d-11 of the Exchange Act and subject to the conditions described in the following paragraph of this Offer to Purchase, the Purchaser may elect to provide for a subsequent offering period, immediately following the Expiration Date, of not fewer than three business days nor more than twenty business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date and the acceptance for payment of, and the payment for, any shares of ECC common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date, during which holders of shares of ECC common stock that were not previously tendered in the Offer may tender such shares to the Purchaser in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. The Purchaser will accept for payment, and pay for, any shares of ECC common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, as promptly as practicable after any such shares are validly tendered to the Purchaser during such subsequent offering period, for the same price paid to holders of shares of ECC common stock that were validly tendered in the Offer and not withdrawn prior to the Expiration Date, net to the holders thereof in cash. Holders of shares of ECC common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares.

        Under Rule 14d-11 of the Exchange Act, the Purchaser may provide for a subsequent offering period so long as, among other things, (i) the initial twenty business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for shares of ECC common stock in the subsequent offering period that was offered in the Offer, (iii) the Purchaser immediately accepts and promptly pays for all shares of ECC common stock that are validly tendered to the Purchaser and not withdrawn prior to the Expiration Date, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of shares of ECC common stock that were validly tendered in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the subsequent offering period and (v) the Purchaser immediately accepts and promptly pays for shares of ECC common stock as they are tendered during the subsequent offering period.

        The Purchaser does not currently intend to provide for a subsequent offering period following the expiration of the Offer, although it reserves the right to do so in its sole discretion.

        ECC has provided the Purchaser with a list and security position listings of ECC's stockholders for the purpose of disseminating the Offer to holders of shares of ECC common stock. This Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase and other materials related to the Offer will be mailed to record holders of shares of ECC common stock, and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of ECC's stockholders, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares of ECC common stock.

2.     Procedures for Tendering Shares of ECC Common Stock in the Offer

Valid Tender

        For a stockholder to validly tender shares of ECC common stock in the Offer:

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  the certificate(s) representing the tendered shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees") and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date;

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  in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption "Book-Entry Transfer," (i) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees"), or an Agent's Message (as described below under the caption "Book-Entry Transfer"), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date and (ii) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures described below under the caption "Book-Entry Transfer," and a Book-Entry Confirmation (as described below under the caption "Book-Entry Transfer") must be received by the Depositary prior to the Expiration Date; or

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  the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption "Guaranteed Delivery" prior to the Expiration Date.

        The valid tender of shares of ECC common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms of and subject to the conditions to the Offer.

        The method of delivery of shares of ECC common stock to be tendered in the Offer, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility described below, is at the election and risk of the tendering stockholder. Shares of ECC common stock to be tendered in the Offer will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation described below). If delivery of shares is made by mail, then delivery by registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

        The Depositary will establish an account with respect to the shares of ECC common stock at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may effect a book-entry delivery of shares of ECC common stock in the Offer by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility as described above is sometimes referred to in this Offer to Purchase as a "Book-Entry Confirmation." The term "Agent's Message" as used in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of ECC common stock that such participant has received the Letter of Transmittal, (ii) the participant agrees to be bound by the terms of the Letter of Transmittal and (iii) the Purchaser may enforce such agreement against such participant.

        Although delivery of shares of ECC common stock may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption "Signature Guarantees"), or an Agent's Message (as described above), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date to effect a valid tender of shares by book-entry. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

Signature Guarantees

        No signature guarantee is required on the Letter of Transmittal that is being returned with shares of ECC common stock being tendered in the Offer if (i) the Letter of Transmittal is signed by the registered holder(s) of the shares of ECC common stock tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled Special Payment Instructions or the box labeled Special Delivery Instructions on such Letter of Transmittal or (ii) shares of ECC common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion

Program or the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as "Eligible Institutions" in this Offer to Purchase). For purposes of the foregoing, a registered holder of shares of ECC common stock includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with shares of ECC common stock being tendered in the Offer must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information. If certificates representing shares of ECC common stock being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of ECC common stock not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information.

Guaranteed Delivery

        If a stockholder desires to tender shares of ECC common stock in the Offer and such stockholder's certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under the caption "Book-Entry Transfer" cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder may tender such shares of ECC common stock if all the following conditions are met:

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  such tender is made by or through an Eligible Institution (as described above under the caption "Signature Guarantees");

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date; and

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  either (i) the certificates representing tendered shares of ECC common stock being tendered in the Offer, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of the Letter of Transmittal), properly completed and duly executed, and any required signature guarantees (as described above under the caption "Signature Guarantees"), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under the caption "Book-Entry Transfer," (1) either the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of the Letter of Transmittal), properly completed and duly executed, and any required signature guarantees (as described above under the caption "Signature Guarantees"), or an Agent's Message (as described above under the caption "Book-Entry Transfer"), and any other required documents, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase and (2) such shares are delivered pursuant to the book-entry transfer procedures described above under the caption "Book-Entry Transfer" and a Book-Entry Confirmation (as described above under the caption "Book-Entry Transfer") is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which the American Stock Exchange is open for business.

        The Notice of Guaranteed Delivery described above may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary, and must include a guarantee by an Eligible Institution (as described above under the caption "Signature Guarantees") in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, then delivery by registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder, and delivery will be made only when actually received by the Depositary.

Other Requirements

        Notwithstanding any provision hereof, in all cases payment for shares of ECC common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of the following:

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  certificates for such shares, or a timely Book-Entry Confirmation (as described above under the caption "Book-Entry Transfer") with respect to such shares;

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  the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees (as described above under the caption "Signature Guarantees"), or in the case of a Book-Entry Transfer, an Agent's Message in lieu of the Letter of Transmittal (as described above under the caption "Book-Entry Transfer"); and

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  any other documents required by the Letter of Transmittal.

        Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of ECC common stock being tendered in the Offer or Book-Entry Confirmations with respect to shares of ECC common stock being tendered in the Offer are actually received by the Depositary.

        Under no circumstances will interest be paid by the Purchaser on the Offer Price payable in respect of shares of ECC common stock being tendered in the Offer, regardless of any extension of the Offer or any delay in making such payment.

Appointment

        By executing and returning the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of the Letter of Transmittal), or in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of the Letter of Transmittal as described above under the caption "Book-Entry Transfer," a stockholder tendering shares of ECC common stock in the Offer will be irrevocably appointing designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the shares of ECC common stock being tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other shares of ECC common stock or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the shares of ECC common stock being tendered. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment the shares of ECC common stock being tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of ECC common stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of ECC common stock and other securities or rights in respect of any annual, special or adjourned meeting of ECC's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for shares of ECC common stock to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of stockholders.

Determination of Validity

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of ECC common stock in the Offer will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of shares of ECC common stock determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any shares of ECC common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of ECC common stock in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Cubic, ECC, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding

        In order to avoid backup withholding of United States federal income tax on payments of cash in connection with the Offer, a stockholder whose shares of ECC common stock are accepted for payment in the Offer who is a U.S. citizen or a U.S. resident alien must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct taxpayer identification number or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on such stockholder and the payment of cash to such stockholder in connection with the Offer may be subject to backup withholding at a rate of 28%. All stockholders tendering shares of ECC common stock in the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Depositary, to provide the information and certification necessary to avoid backup withholding. See Instruction 9 to the Letter of Transmittal enclosed with this Offer to Purchase.

3.     Withdrawal Rights

        Except as otherwise provided in this Section 3, tenders of shares of ECC common stock in the Offer are irrevocable. Shares of ECC common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date and shares that are tendered may also be withdrawn at any time after October 25, 2003 unless accepted for payment on or before that date as provided in this Offer to Purchase. In the event that the Purchaser provides for a subsequent offering period following the successful completion of the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

        For a withdrawal of shares of ECC common stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Cubic, ECC, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals of shares of ECC common stock may not be rescinded. Any shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 2 hereof.

4.     Acceptance for Payment and Payment for Shares of ECC Common Stock

        On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date, the Purchaser will accept for payment, and will pay for, all shares of ECC common stock validly tendered to the Purchaser in the Offer and not withdrawn prior to the Expiration Date. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or the payment for shares of ECC common stock that are tendered in the Offer in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

        In all cases, payment for shares of ECC common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

  •
  the certificates representing such shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of the Letter of Transmittal), properly completed and duly executed, and any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of ECC Common Stock in the Offer) of this Offer to Purchase under the caption "Signature Guarantees"); or

  •
  in the case of a transfer effected pursuant to the book-entry transfer procedures as described in Section 2 (Procedures for Tendering Shares of ECC Common Stock in the Offer) of this Offer to Purchase under the caption "Book-Entry Transfer," a Book-Entry Confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 of this Offer to Purchase under the caption "Signature Guarantees") or an Agent's Message, and any other required documents.

        Accordingly, stockholders tendering shares of ECC common stock in the Offer may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary.

        The per share consideration paid to any stockholder in the Offer will be the highest per share consideration paid to any other stockholder in the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of ECC common stock that are validly tendered in the Offer and not withdrawn prior to the Expiration Date as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares. On the terms of and subject to the conditions to the Offer, payment for shares of ECC common stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for stockholders tendering shares in the Offer for the purpose of receiving payment from the Purchaser and transmitting payment to such stockholders whose shares of ECC common stock have been accepted for payment in the Offer.

        Under no circumstances will interest be paid on the Offer Price for shares of ECC common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

        If the Purchaser is delayed in its acceptance for payment of, or payment for, shares of ECC common stock that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain shares of ECC common stock that are tendered in the Offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described in Section 3 (Withdrawal Rights) of this Offer to Purchase.

        If any shares of ECC common stock that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the Book-Entry Transfer Facility specified by the tendering stockholder in the Letter of Transmittal), as promptly as practicable after the expiration or termination of the Offer. If no such instructions are given with respect to any shares of ECC common stock delivered by book-entry transfer, any such shares not accepted for payment will be returned by crediting the account of the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which the shares were delivered.

5.     Certain United States Federal Income Tax Consequences

        The receipt of cash in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended (which is sometimes referred to as the "IRC" in this Offer to Purchase), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder whose shares of ECC common stock are accepted for payment in the Offer will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the Offer or the Merger and the stockholder's aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in the Offer or converted into cash in the Merger, as the case may be.

        If shares of ECC common stock that are tendered in the Offer are held by a tendering U.S. stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for such shares exceeds one year. In the case of a tendering non-corporate stockholder, long-term capital gains will be eligible for a maximum United States federal income tax rate of 15%. In addition, there are limits on the deductibility of capital losses.

        A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders shares of ECC common stock in the Offer may be subject to 28% backup withholding unless such stockholder provides such stockholder's taxpayer identification number and certifies under penalty of perjury that such taxpayer identification number is correct (or properly certifies that it is awaiting a taxpayer identification number) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder whose shares of ECC common stock are accepted for payment in the Offer that does not furnish a required taxpayer identification number or which does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the United States Internal Revenue Service ("IRS"). See Section 2 (Procedures for Tendering Shares of ECC Common Stock in the Offer) of this Offer to Purchase under the caption "Backup Withholding." Each stockholder that is tendering shares of ECC common stock in the Offer who is a U.S. citizen or U.S. resident alien should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Depositary, in order to avoid backup withholding.

        If backup withholding applies to a stockholder that is tendering shares of ECC common stock in the Offer, the Depositary is required to withhold 28% of any amounts that would otherwise be paid to such stockholder in connection with the Offer. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, the stockholder subject to such backup withholding can obtain a refund by filing a United States federal income tax return.

        The foregoing description is based on the IRC, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. No opinion of tax counsel has been or will be sought with respect to any aspects of the transactions described above, nor have we sought any ruling from the IRS with respect to the statements made and the conclusions reached in the above summary, and there can be no assurance that the IRS will agree with such statements and conclusions. The foregoing description may not be applicable with respect to shares of ECC common stock that are received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of shares of ECC common stock who are subject to special tax treatment under the IRC—such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions—and may not apply to a holder of shares of ECC common stock in light of individual circumstances, such as holding shares of ECC common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction.

        Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6.     Price Range of Shares of ECC Common Stock; Dividends on Shares of ECC Common Stock

        Shares of ECC common stock are listed on the American Stock Exchange under the symbol "ECC," and have been listed on the American Stock Exchange at all times since November 5, 1987.

        The following table sets forth, for each of the periods indicated, the high and low sales prices per share of ECC common stock on the American Stock Exchange.

	High	Low
Fiscal Year Ended June 30, 2002:
First Quarter	$3.75	$3.01
Second Quarter	$3.65	$2.85
Third Quarter	$3.10	$1.90
Fourth Quarter	$3.90	$2.53
Fiscal Year Ended June 30, 2003:
First Quarter	$3.30	$2.30
Second Quarter	$4.49	$2.50
Third Quarter	$4.38	$3.50
Fourth Quarter	$4.66	$3.95
Fiscal Year Ending June 30, 2004:
First Quarter (through August 25, 2003)	$5.29	$4.20

        On August 20, 2003, the last trading day before Cubic and ECC announced that they had entered into the Merger Agreement, the last sale price of shares of ECC common stock reported on the American Stock Exchange was $5.08 per share; therefore, the Offer Price of $5.25 per share represents a premium of 3.3% over such price. On August 25, 2003, the last sale price of shares of ECC common stock reported on the American Stock Exchange was $5.20 per share. Stockholders are urged to obtain current market quotations for shares of ECC common stock before making a decision with respect to the Offer.

        ECC has not declared or paid any cash dividends since its initial public offering. In addition, under the terms of the Merger Agreement, ECC is not permitted to declare or pay dividends in respect of shares of its common stock.

7.     Effect of the Offer on the Market for ECC Common Stock; the American Stock Exchange Listing of ECC Common Stock; Exchange Act Registration of ECC Common Stock; Margin Regulations

Effect of the Offer on the Market for ECC Common Stock

        The purchase of shares of ECC common stock in the Offer will reduce the number of holders of shares of ECC common stock and the number of shares of ECC common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of ECC common stock held by the public.

The American Stock Exchange Listing of ECC Common Stock

        Cubic intends to cause all shares of ECC common stock to be delisted from the American Stock Exchange promptly upon completion of the Merger.

        Even if the Merger is not completed, if shares of ECC common stock are accepted for payment in the Offer, ECC may no longer meet the requirements for continued listing on the American Stock Exchange, depending upon the number of shares accepted for payment in the Offer. According to the American Stock Exchange's published guidelines, the American Stock Exchange would consider disqualifying shares of ECC common stock for listing on the American Stock Exchange if, among other possible grounds, the number of publicly held shares of ECC common stock falls below 200,000 shares, the total number of public stockholders of ECC common stock falls below 200 or the market value of publicly held shares of ECC common stock is less than $1 million for more than 90 consecutive days. Shares of ECC common stock that are held by directors or officers of ECC, or by any beneficial owner of more than 10% of the shares of ECC common stock, are not considered to be publicly held for this purpose. According to ECC, as of August 20, 2003, there were 7,908,022 shares of its common stock outstanding. If, as a result of the purchase of shares of ECC common stock in the Offer or otherwise, the shares of ECC common stock are either no longer eligible for continued listing on the American Stock Exchange or are delisted from the American Stock Exchange altogether, the market for ECC common stock will be adversely affected.

        If the American Stock Exchange were to delist shares of ECC common stock, the market for shares of ECC common stock would be adversely affected. It is possible that such shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. Under such circumstances, however, the extent of the public market for ECC common stock and the availability of such quotations would depend upon the number of holders of such shares remaining at such time, the level of interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act (as described below) and other factors.

Exchange Act Registration of ECC Common Stock

        ECC common stock is currently registered under the Exchange Act. Such registration may be terminated upon application of ECC to the United States Securities and Exchange Commission if shares of ECC common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of shares of ECC common stock under the Exchange Act would reduce the information required to be furnished by ECC to its stockholders and to the United States Securities and Exchange Commission and would make certain provisions of the Exchange Act no longer applicable to ECC, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to sections 14(a) and 14(c) of the Exchange Act in connection with meetings of ECC's stockholders and the related requirement of furnishing an annual report to ECC's stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions. Furthermore, the ability of affiliates of ECC and persons holding restricted securities of ECC to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated if ECC common stock is no longer registered under the Exchange Act. The Purchaser intends to seek to cause ECC to apply for termination of registration of ECC common stock under the Exchange Act as soon after the successful completion of the Offer as the requirements for such termination are met.

Margin Regulations

        Shares of ECC common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (which is sometimes referred to as the "Federal Reserve Board" in this Offer to Purchase), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of ECC common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of ECC common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.     Certain Information Concerning ECC

General

        ECC is a Delaware corporation with its principal offices located at 2001 West Oak Ridge Road, Orlando, FL 32809. ECC's telephone number at that address is (407) 859-7410. ECC was incorporated in Delaware on April 23, 1969. ECC designs, manufactures and markets computer controlled simulators used primarily for training personnel to perform maintenance and operator procedures on military weapons systems.

Available Information

        ECC is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the United States Securities and Exchange Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning ECC's directors and executive officers, their remuneration, stock options and other matters, the principal holders of ECC's securities and any material interest of such persons in transactions with ECC is required to be disclosed in ECC's proxy statements distributed to ECC's stockholders and filed with the United States Securities and Exchange Commission. Such reports, proxy statements and other information is available for inspection at the public reference facilities of the United States Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information is obtainable, by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to the United States Securities and Exchange Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The United States Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the United States Securities and Exchange Commission.

        Except as otherwise stated in this Offer to Purchase, the information concerning ECC contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the United States Securities and Exchange Commission and other publicly available information. Although the Purchaser and Cubic do not have any knowledge that any such information is untrue, neither the Purchaser nor Cubic takes any responsibility for the accuracy or completeness of such information or for any failure by ECC to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.     Certain Information Concerning the Purchaser and Cubic

        The Purchaser is a Delaware corporation and a wholly owned subsidiary of Cubic. The Purchaser was organized by Cubic to acquire ECC and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by Cubic. The principal office of the Purchaser is located at the same address as Cubic's principal office listed below, and its telephone number at that address is the same telephone number as Cubic's telephone number listed below.

        Cubic is a Delaware corporation with its principal office located at 9333 Balboa Avenue, San Diego, California 92123. Cubic's telephone number at that address is (858) 277-6780. Cubic operates in two primary business segments: defense and transportation. Cubic's defense segment provides integrated systems, electronic products and services to the U.S. government and allied nations. Cubic is a leading provider of air and ground combat training systems and services for the U.S. and foreign militaries. Cubic's transportation segment is the world's largest supplier of automated revenue collection systems for public mass transit systems, with systems installed throughout North America, Europe and Asia.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Cubic are listed in Schedule I to this Offer to Purchase.

        During the last five years, none of the Purchaser, Cubic or, to the best knowledge of the Purchaser and Cubic, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as described in this Offer to Purchase, none of the Purchaser, Cubic or, to the knowledge of the Purchaser and Cubic, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Cubic, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns any equity security of ECC, and none of the Purchaser, Cubic or, to the knowledge of the Purchaser and Cubic, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of ECC during the past 60 days.

        Except as described in this Offer to Purchase, (i) there have not been any contacts, transactions or negotiations between the Purchaser or Cubic, any of their respective subsidiaries or, to the knowledge of the Purchaser and Cubic, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and ECC or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the United States Securities and Exchange Commission and (ii) none of the Purchaser, Cubic or, to the knowledge of the Purchaser and Cubic, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of ECC.

10.   Source and Amount of Funds

        The Offer is not conditioned on any financing contingencies.

        The total amount of funds required by the Purchaser to pay for all outstanding shares of ECC common stock pursuant to the Offer, to pay for all outstanding ECC common stock options, which in the Merger will be converted into the right to receive cash in an amount, if any, equal to the amount by which the Offer Price of $5.25 per share exceeds the exercise prices for the outstanding ECC common stock options, and to pay for all the fees and expenses related to the Offer and the Merger for which the Purchaser or Cubic is responsible, is estimated to be approximately $44 million.

        The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or loans that will be made by Cubic, either directly or through one or more wholly owned subsidiaries of Cubic, to the Purchaser. Cubic expects to use its cash on hand and cash equivalents to make this contribution.

        The Purchaser believes that the financial condition of Cubic and its affiliates is not material to a decision by a holder of shares of ECC common stock whether to tender such shares in the Offer because (i) cash is the only consideration that will be paid to the holders of ECC common stock in connection with the Offer and the Merger, (ii) the Purchaser is offering to purchase all of the outstanding shares of ECC common stock in the Offer, (iii) the Offer is not subject to any financing contingencies and (iv) Cubic has sufficient cash on hand and cash equivalents to provide the Purchaser with the amount of cash consideration payable to holders of ECC common stock and ECC common stock options in the Offer and the Merger.

11.   Background of the Offer

        On February 19, 2001, ECC engaged Imperial Capital to assist ECC in evaluating strategic alternatives for maximizing the stockholder value of ECC, including the potential sale of ECC. With the assistance of management, Imperial Capital prepared an executive summary describing the operations of ECC and distributed this executive summary to over 580 potential financial and strategic buyers (87 strategic and over 500 financial). Based on the executive summary, more than 45 parties expressed an interest in receiving further information and signed confidentiality agreements in order to receive such information.

        On March 27, 2001, Mr. John H. McNamara Jr., Managing Director of Imperial Capital, contacted Mr. John D. Thomas, Vice President Finance and Treasurer of Cubic, inquiring as to Cubic's interest in a possible transaction with ECC. On April 24, 2001, the parties signed a one-year confidentiality agreement. In June 2001, Imperial Capital distributed a Confidential Information Memorandum to those parties, including Cubic, who signed confidentiality agreements describing ECC's business, receiving interest from only two potential buyers. Based on preliminary indications of interest and discussions, ECC determined the valuations to be inadequate.

        Imperial Capital thereafter continued to engage in discussions with potential interested parties. In March 2002, with the assistance of management, Imperial Capital prepared a revised Confidential Information Memorandum. Imperial Capital distributed the revised Confidential Information Memorandum to 20 parties, including Cubic, a majority of which had been contacted in the initial marketing process.

        Management of ECC and Imperial Capital had discussions with several interested buyers over the next eight months, ultimately receiving written indications of interest from a number of strategic buyers, including the discussions with Cubic as described below. After reviewing the preliminary indications of interest, ECC's board of directors recommended to proceed simultaneously with all of the bidders. All of the bidders had access to diligence materials and had management meetings. Cubic's contacts and negotiations with ECC between June 2002 and the commencement of the Offer are described in greater detail below.

        In June 2002, Mr. McNamara contacted Mr. Thomas to determine whether Cubic had a continuing interest in a potential transaction with ECC. On June 7, 2002, the parties signed a second one-year confidentiality agreement.

        In July 2002, Cubic sent questions back to ECC regarding the revised Confidential Information Memorandum, publicly filed financial reports, and recent ECC press releases. Cubic and ECC were in discussions regarding arranging a meeting to review Cubic's questions when ECC's Chief Executive Officer, Mr. James Garrett, left ECC. Mr. Garrett was replaced by Mr. James R. Henderson in July 2002. Mr. Henderson requested the meeting between Cubic and ECC to review Cubic's questions be postponed while he became more familiar with ECC's day-to-day activities.

        On December 6, 2002, Mr. McNamara sent Mr. Thomas a Confidential Management Presentation.

        On December 12, 2002, Mr. Thomas sent Mr. McNamara questions regarding the Confidential Management Presentation. Mr. Thomas and Mr. McNamara thereafter had several conversations wherein they discussed arranging a conference call between the senior management of ECC and Cubic.

        On January 13, 2003, Mr. Thomas contacted Mr. McNamara to indicate that Cubic was preliminarily interested in pursuing an acquisition of ECC.

        On January 16, 2003, representatives from Cubic and ECC participated in a conference call. Representatives participating for Cubic included Mr. Thomas, Mr. William W. Boyle, Vice President, Chief Financial Officer and Director of Cubic, Mr. Gerald R. Dinkel, Vice President of Cubic, and several senior executives from Mr. Dinkel's staff. Present from ECC were Mr. Henderson, Ms. Melissa Van Valkenburgh, ECC's Chief Financial Officer, Ms. Terry Kohl, ECC's Vice President of Business Development, Mr. Steve Bowling, ECC's Business Director, Aviation Systems, and Mr. McNamara of Imperial Capital. The parties reviewed the Confidential Management Presentation, discussed Cubic's questions submitted on December 12, 2002, and talked about the prospects, customers, and the nature of ECC's business.

        On February 19, 2003, Mr. Thomas and a number of Cubic personnel met at the offices of Imperial Capital to review due diligence materials related to ECC. On February 21, 2003, Ms. Van Valkenburgh sent Mr. Thomas additional due diligence material that Cubic requested after the meeting at the offices of Imperial Capital.

        On April 1, 2003, Mr. Dinkel sent Mr. Robert L. Collins, who replaced Mr. Henderson as the Chief Executive Officer of ECC, a letter indicating that Cubic had a preliminary interest in acquiring 100% of ECC subject to a proposed set of terms.

        On April 22 and 23, 2003, Mr. Thomas and several Cubic employees met with Mr. McNamara and Mr. Collins, Ms. Kohl, Mr. Bowling, and Ms. Van Valkenburgh at ECC's offices in Orlando, Florida. In these meetings, the parties reviewed ECC's operations, financial reports and additional due diligence materials.

        On May 14, 2003, Mr. Thomas, Mr. Dinkel, and Mr. Boyle and other Cubic employees met at Cubic's offices in San Diego, California, with Mr. Henderson, Ms. Kohl, and Mr. Collins of ECC and Mr. McNamara of Imperial Capital. The parties discussed an update to the previously-provided Confidential Management Presentation and discussed potential business opportunities for ECC's technology.

        On June 24, 2003, the parties entered into a third one-year confidentiality agreement.

        On June 26, 2003, Mr. Dinkel, on behalf of Cubic, sent to Mr. Collins, on behalf of ECC, a non-binding letter with an attached term sheet indicating Cubic's interest, subject to due diligence and the negotiation of definitive documentation, in acquiring ECC by means of an all cash tender offer by a wholly owned subsidiary of Cubic for all of the issued and outstanding shares of ECC at price of $5.25 per share, which represented a premium of approximately 22% over the then trading price of ECC common stock. The cash tender offer would be followed by a merger of the subsidiary into ECC, with ECC surviving the merger and becoming a wholly owned subsidiary of Cubic.

        Following delivery of the June 26, 2003 letter, ongoing discussions regarding a potential business combination continued. In July 2003, several of Cubic's officers briefed Cubic's board of directors regarding the proposed ECC acquisition and the status of the negotiations. In July 2003, ECC's board recommended entering into the June 26, 2003 letter with Cubic and, on July 7, 2003, Mr. Collins signed the June 26, 2003 letter, which outlined, among other things, the per share consideration and the terms of the proposed transaction and granted Cubic, on a binding basis, the exclusive right to negotiate an acquisition of ECC until August 1, 2003. Also on July 7, 2003, Cubic sent an additional due diligence request to ECC.

        From July 14, 2003 through August 1, 2003, Cubic conducted extensive additional due diligence investigations, including visits to ECC's facilities in Florida.

        On July 25, 2003, Cubic forwarded to ECC a proposed form of Merger Agreement, and on August 1, 2003, ECC provided Cubic with its initial comments to the proposed agreement.

        From August 1, 2003 through August 18, 2003, members of the management of both companies, along with their legal advisors and, for ECC, Imperial Capital, extensively negotiated the terms of the proposed acquisition and the definitive documentation. The principal issues discussed among the parties during these negotiations included the nature and extent of the parties' representations and warranties, the conditions to the Offer, the termination events under the definitive agreements and the liability of the parties in such circumstances, the amount of the termination fee payable by ECC and the bases upon which it would be payable, various matters related to directors' and officers' liability insurance for ECC's former directors and officers and various matters related to employee benefits.

        On August 13, 2003, ECC's board met and was apprised of the status of the negotiations with Cubic, including the provisions of the Merger Agreement. Also present at this ECC board meeting were representatives of Imperial Capital and ECC's outside legal counsel. Based on the reported progress of the negotiations with Cubic, ECC's board agreed to extend the exclusivity agreement with Cubic until August 20, 2003.

        On August 18, 2003, the Cubic board of directors met and was updated on the status of the negotiations. At this meeting, the Cubic board of directors authorized the acquisition of ECC, the Merger Agreement and the Stockholder Tender Agreements. On August 19, 2003, the ECC board of directors met with its legal and financial advisors and was updated on the status of the negotiations and the Merger Agreement, including a detailed discussion of certain of its terms. At this meeting, Imperial Capital advised the ECC board of directors that, as of August 19, 2003, the consideration offered by the Purchaser in the Offer was fair, from a financial point of view, to the stockholders of ECC, and delivered its written fairness opinion to that effect. The ECC board of directors met again on August 20, 2003. Also present at this meeting were representatives from Imperial Capital and ECC's legal counsel. At this meeting, Imperial Capital confirmed its opinion to ECC's board that the consideration offered by the Purchaser in the Offer was fair, from a financial point of view, to the stockholders of ECC. After discussion among the participants in the meeting to address questions from ECC's board of directors, ECC's board of directors unanimously authorized the acquisition of ECC, the Merger Agreement and the Stockholder Tender Agreements.

        During August 18, 2003 to August 20, 2003, the representatives of both Cubic and ECC concluded negotiations of mutually acceptable definitive documentation.

        On the afternoon of August 20, 2003, Cubic, the Purchaser and ECC executed the Merger Agreement and each of ECC's directors, executive officers and stockholders with representatives on the board of directors of ECC entered into the Stockholder Tender Agreements in favor of Cubic. The transaction was announced by the issuance of a joint press release by Cubic and ECC before the opening of trading on August 21, 2003.

        On August 27, 2003, the Purchaser commenced the Offer.

12.   Purpose of the Offer and the Merger; Plans for ECC; The Merger Agreement; The Stockholder Tender Agreements

Purpose of the Offer and the Merger

        The purpose of the Offer and Merger is to enable Cubic to acquire the entire equity interest in, and thus control of, ECC. The Offer, as the first step in the acquisition of ECC, is intended to facilitate the acquisition of all of the outstanding shares of ECC common stock or, if fewer than all of the outstanding shares of ECC common stock are tendered in the Offer and not withdrawn prior to the Expiration Date, such lesser number of shares of ECC common stock, subject to the conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. The purpose of the Merger is for Cubic to acquire any and all outstanding shares of ECC common stock that are not tendered in the Offer and accepted for payment by the Purchaser in the Offer.

Plans for ECC

        If the Minimum Condition and the other conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase have been satisfied and the Purchaser purchases the shares of ECC common stock that are tendered in the Offer, Cubic intends and will have the right to designate representatives to ECC's board of directors who will constitute at least a majority of the board of directors and therefore control ECC. Following successful completion of the Offer and the Merger, Cubic intends to integrate ECC's operations with those of Cubic under the direction of Cubic management. Cubic also intends to cause all shares of ECC common stock to be delisted from the American Stock Exchange promptly upon completion of the Merger, and to cause ECC to apply for termination of registration of ECC common stock under the Exchange Act as soon after the successful completion of the Offer as the requirements for such termination are met.

        Cubic is a recognized leader in providing live and constructive combat training systems, technologies and services to the militaries of the United States and its allies. ECC is a recognized leader in providing virtual simulation training solutions to the militaries of the United States and its allies. Cubic believes that combining the two companies will create an excellent platform for future growth in the emerging integrated live, virtual and constructive military training market. Cubic intends to continue to review ECC and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and, subject to the terms of the Merger Agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable.

The Merger Agreement

        The following is a summary of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the United States Securities and Exchange Commission by the Purchaser and Cubic in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning ECC) of this Offer to Purchase relating to examining and obtaining copies of documents filed with the United States Securities and Exchange Commission.

The Offer

        The Merger Agreement provides for the commencement of the Offer by the Purchaser. The Purchaser's obligation to accept for payment shares of ECC common stock that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. Without ECC's prior written consent: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made to the Offer that (A) changes the form of consideration to be paid pursuant to the Offer, (B) decreases the Offer Price or the number of shares of ECC common stock sought to be purchased in the Offer, (C) imposes conditions to the Offer in addition to the Offer Conditions, or (D) except as otherwise permitted by the Merger Agreement, extends the Expiration Date beyond the initial Expiration Date.

        The Offer is initially scheduled to expire on September 24, 2003, which is 20 business days following the date of the commencement of the Offer. If, on any date as of which the Offer is scheduled to expire, any Offer Condition has not been satisfied or waived, the Purchaser may, in its discretion, extend the Offer from time to time for such period of time as the Purchaser reasonably believes to be necessary to permit such Offer Condition to be satisfied, provided that the Purchaser cannot extend the Offer to any date occurring after November 21, 2003, which is the date 60 business days following the date of the commencement of the Offer, without the written consent of ECC. In addition, notwithstanding anything to the contrary contained in the Merger Agreement, (i) the Purchaser may, in its discretion, extend the Offer from time to time for any period of time required by any rule or regulation of the United States Securities and Exchange Commission applicable to the Offer; (ii) if, on any date as of which the Offer is scheduled to expire, the Minimum Condition has been satisfied but the sum of the number of shares of ECC common stock that have been validly tendered pursuant to the Offer (and not withdrawn) is less than 90% of the Fully Diluted Number of Company Shares, then the Purchaser may, in its discretion, extend the offer for an additional period of not more than 20 business days, provided that the Purchaser cannot extend the Offer to any date occurring after November 21, 2003, which is the date 60 business days following the date of the commencement of the Offer, without the written consent of ECC; and (iii) the Purchaser may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act. However, the Purchaser is not required to extend the Offer beyond September 24, 2003.

Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer

        The Merger Agreement provides that, effective upon the acceptance of and payment for at least a majority of the outstanding shares of ECC common stock pursuant to the Offer (the "Offer Acceptance Time"), Cubic will be entitled to designate to serve on ECC's board of directors (the "Post-Acceptance Board") a majority of the total number of directors on ECC's board of directors (giving effect to the election of any additional directors pursuant to these provisions).

        Pursuant to the Merger Agreement, ECC shall take all actions (including, to the extent necessary, seeking and accepting resignations of incumbent directors and increasing the number of authorized directors) necessary to cause Cubic's designees to be elected or appointed to ECC's board of directors. Furthermore, pursuant to the terms of the Merger Agreement, ECC must (to the extent requested by Cubic) cause individuals designated by Cubic to constitute the same percentage of (i) each committee of ECC's board of directors and (ii) the board of directors of each subsidiary of ECC (and each committee thereof) as the number of directors designated by Cubic represents on ECC's board of directors. The Merger Agreement requires that Cubic, ECC and the Purchaser use their respective reasonable efforts to ensure that, at all times until the completion of the Merger, at least one of the members of ECC's board of directors is an individual who was a director of ECC on the date of the Merger Agreement (the "Continuing Directors").

        After the election or appointment of the directors designated by Cubic to ECC's board of directors and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of a majority of the Continuing Directors will be required to authorize any of the following actions of ECC: (i) any termination of the Merger Agreement by ECC; (ii) any amendment to the Merger

Agreement requiring the approval of the ECC board of directors; (iii) any extension of the time for the performance of any of the obligations or other acts of Cubic or the Purchaser under the Merger Agreement; (iv) any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of ECC; (v) any consent or action by ECC's board of directors with respect to the Merger Agreement or the Merger; or (vi) any other action of ECC that adversely affects the holders of ECC shares (other than Purchaser or Cubic).

The Merger

        The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption "Conditions to the Merger," the Purchaser will be merged with and into ECC in accordance with the applicable provisions of Delaware law, and ECC will continue as the surviving corporation in the Merger and the separate corporate existence of the Purchaser will cease.

Certificate of Incorporation and Bylaws of the Surviving Corporation

        The Merger Agreement provides that upon the completion of the Merger, the certificate of incorporation of the surviving corporation will be amended and restated, and the bylaws of the surviving corporation will be amended and restated to conform to the bylaws of the Purchaser as in effect immediately prior to the completion of the Merger.

Directors and Officers of the Surviving Corporation

        Under the terms of the Merger Agreement, upon the completion of the Merger, the directors and officers of the surviving corporation will be the respective individuals who are directors and officers of the Purchaser immediately prior to the completion of the Merger.

Conversion of Shares of ECC Common Stock

        Pursuant to the Merger Agreement, each share of ECC common stock that is issued and outstanding immediately prior to the completion of the Merger (other than shares owned by Cubic, the Purchaser or ECC, or by a wholly owned subsidiary of Cubic or ECC, or by any stockholder of ECC who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive $5.25 (the price per share paid in the Offer) in cash, without interest thereon.

Appraisal Rights

        If the Merger is effectuated, shares of ECC common stock outstanding immediately prior to the completion of the Merger and held by a holder who is entitled to demand and properly demands appraisal for such shares of ECC common stock in accordance with the DGCL (the "Dissenting Shares") shall not be converted into the right to receive $5.25 per share (the price per share paid in the Offer), unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. Instead, these stockholders will only be entitled to receive payment of the fair value of their shares of ECC common stock in accordance with Section 262 of the DGCL. If such holder fails to perfect or withdraws or loses such holder's right to appraisal, each such share of ECC common stock shall be treated as if it had been converted as of the completion of the Merger into a right to receive $5.25 per share (the price per share paid in the Offer) without any interest thereon. A stockholder may withdraw his demand for appraisal by delivering to ECC a written withdrawal of his demand for appraisal. The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. Failure to follow the steps that Section 262 requires for perfecting appraisal rights may result in the loss of those rights.

Treatment of ECC Options and Employee Stock Purchase Plan

        The Merger Agreement provides that, prior to the Offer Acceptance Time, ECC shall take all action that may be necessary to accelerate (including, if appropriate, amending the terms of the plans under which such options may be outstanding) the vesting and exercisability of each unexpired and unexercised option to purchase ECC common stock. Effective as of the completion of the Merger, each option to purchase ECC common stock (and each plan, if any, under which any such option may be granted) shall be terminated and each holder of an option to purchase ECC common stock shall be paid, in full satisfaction of such option, a cash payment in an amount in respect thereof equal to the product of: (i) the excess, if any, of $5.25 over the exercise price of such option and (ii) the number of shares of ECC common stock subject to such option, less any income or employment or other tax withholding required under any provision of applicable law.

        Prior to the Offer Acceptance Time, ECC shall take all actions necessary or required (including, if appropriate, amending the terms of ECC's 2002 Employee Stock Purchase Plan (the "ESPP")), to ensure that, except for the six month offering period under the ESPP that commenced on July 1, 2003, no additional offering shall be authorized or commenced. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the date of the completion of the Merger as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP.

Representations and Warranties

        ECC made representations and warranties to the Purchaser and Cubic in the Merger Agreement, effective as of the date of the Merger Agreement, including representations relating to:

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  its subsidiaries and due organization;

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  its certificate of incorporation and bylaws;

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  its capitalization;

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  its filings with the United States Securities and Exchange Commission and financial statements;

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  the absence of certain changes during the period from March 31, 2003 through the date of the Merger Agreement;

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  title to its assets;

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  its receivables, customers and inventories;

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  its real property, equipment and leaseholds;

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  its intellectual property;

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  its contracts, including its contracts with government entities;

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  its sale of products and performance of services;

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  its liabilities;

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  its compliance with applicable legal requirements;

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  certain of its business practices;

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  governmental authorizations and regulatory matters;

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  tax matters;

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  employee and labor matters, and its benefit plans;

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  environmental matters;

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  its insurance policies;

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  transactions with affiliates;

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  legal proceedings and orders;

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  its authority to enter into, and the enforceability of, the Merger Agreement, the approval of ECC's board of directors of the Stockholder Tender Agreements and the inapplicability of anti-takeover statutes to the Offer and the Merger;

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  the inapplicability of Section 203 of the DGCL to the Offer and the Merger;

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  the absence of discussions and negotiations among ECC, its representatives and third parties (other than Cubic) relating to any acquisition proposal for ECC;

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  the stockholder vote required to effect the Merger and the intention of each of ECC's directors, executive officers and stockholders with representatives on the board of directors of ECC to tender all of their shares of ECC common stock pursuant to the Offer;

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  noncontravention of constitutive documents, laws and agreements, and absence of needed consents, in connection with the Offer and the Merger;

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  the fairness opinion received by ECC's board of directors;

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  the financial advisory and related fees payable by ECC in connection with the Offer and the Merger;

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  the accuracy and completeness in all material respects of the representations, warranties and other information contained in the Merger Agreement; and

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  the accuracy and completeness in all material respects of the information supplied by ECC for inclusion in this Offer to Purchase and ECC's Solicitation/Recommendation Statement on Schedule 14D-9 and any proxy statement relating to the Merger.

        The Purchaser and Cubic made representations and warranties to ECC in the Merger Agreement, including representations relating to:

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  their due organization;

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  their authority to enter into, and the enforceability of, the Merger Agreement;

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  noncontravention of constitutive documents, laws and agreements, and absence of needed consents, in connection with the Offer and the Merger;

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  the accuracy and completeness in all material respects of the information supplied by them for inclusion in this Offer to Purchase and ECC's Solicitation/Recommendation Statement on Schedule 14D-9 and any proxy statement relating to the Merger; and

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  the sufficiency of the funds held by them to complete the transactions contemplated by the Merger Agreement.

Interim Conduct of Business

        The Merger Agreement provides that, during the period from the date of the Merger Agreement through the date on which Cubic's designees constitute both a majority of the members of ECC's board of directors and all of ECC's executive officers (the "Pre-Closing Period"), ECC shall:

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  conduct its business and operations, and those of its subsidiaries, (A) in the ordinary course and in substantially the same manner as previously conducted and (B) in material compliance with all applicable legal requirements and the requirements of all of its material contracts;

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  use its reasonable efforts to ensure that it (and each of its subsidiaries) preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons with which it has a business relationship;

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  use its reasonable efforts to keep in full force all insurance policies;

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  cause to be provided all notices, assurances and support required by any of its contracts relating to any proprietary asset in order to ensure that no condition under such contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure of any ECC source code, or (B) a release from any escrow of any of ECC's source code that has been deposited or is required to be deposited in escrow under the terms of such contract;

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  promptly notify Cubic of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the Merger Agreement, and (B) any legal proceeding commenced, or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting ECC or its subsidiaries that relates to the consummation of the transactions contemplated by the Merger Agreement; and

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  to the extent requested by Cubic, cause its officers and the officers of its subsidiaries to report regularly to Cubic concerning the status of ECC's business.

        The Merger Agreement further provides that, during the Pre-Closing Period, without the prior written consent of Cubic, ECC shall not, and shall not permit any subsidiary to:

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  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

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  sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except in connection with valid exercises of options for ECC common stock outstanding on the date of the Merger Agreement and pursuant to the ESPP);

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  except as described under the caption "Treatment of ECC Options and Employee Stock Purchase Plan" above, amend or waive any of its rights under, or accelerate the vesting under, any provision of ECC's stock option plans or any provision of any agreement evidencing any outstanding option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract;

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  amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

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  form any subsidiary or acquire any equity interest or other interest in any other entity;

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  make any capital expenditure (except that ECC and its subsidiaries may make capital expenditures that, when added to all other capital expenditures made on behalf of ECC or its subsidiaries during the Pre-Closing Period, do not exceed $100,000 in the aggregate);

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  enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract;

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  acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except for immaterial assets disposed of by ECC in the ordinary course of business and consistent with past practice), or waive or relinquish any material right;

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  lend money to any person, or incur or guarantee any indebtedness;

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  establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except in certain limited circumstances disclosed to Cubic prior to the date of the Merger Agreement);

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  hire any employee at a level of supervisor or above or with an annual base salary in excess of $75,000 or enter into an employment relationship with anyone that is other than "at-will," or promote any employee except in order to fill a position vacated after the date of the Merger Agreement;

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  change any of its pricing policies, product return policies, service policies, product maintenance policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

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  make any tax election;

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  commence or settle any legal proceeding;

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  enter into any material transaction or take any other material action outside the ordinary course of business substantially inconsistent with past practices; or

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  agree or commit to take any of the actions described above.

Non-Solicitation and Related Provisions

        The Merger Agreement requires that ECC immediately cease and cause to be terminated any existing discussions with any person that relate to or could lead to any offer, proposal, inquiry or indication of interest (other than from Cubic) contemplating a transaction or series of transactions involving any of the following:

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  any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which ECC or its subsidiaries is a constituent corporation and in which a person or "group" (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of ECC or of any of its subsidiaries or any surviving entity;

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  any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which ECC or its subsidiaries issues securities representing more than 10% of the outstanding securities of any class of voting securities of ECC or of any of its subsidiaries;

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  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of ECC and its subsidiaries; or

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  any liquidation or dissolution of ECC or any of its subsidiaries.

        Each of the transactions referred to above is referred to as an "Acquisition Transaction," and any offer or proposal (other than from Cubic) contemplating any Acquisition Transaction, is referred to as an "Acquisition Proposal." The Merger Agreement further provides that ECC shall not directly or indirectly, and shall not authorize or permit any of its subsidiaries or any of the officers, directors, employees, attorneys, accountants, advisors or representatives (collectively "Representatives") of ECC or of any of its subsidiaries directly or indirectly to:

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  solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal;

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  furnish any information regarding ECC or its subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal;

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  engage in discussions or negotiations with any person with respect to any Acquisition Proposal or any inquiry or indication of interest that could lead to an Acquisition Proposal;

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  approve, endorse or recommend any Acquisition Proposal; or

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  enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction.

        However, prior to the Offer Acceptance Time, ECC is not prohibited by the non-solicitation and related provisions described above from furnishing non-public information regarding ECC and its subsidiaries to, or entering into discussions with, any person in response to a Superior Offer (as defined below) that is submitted to ECC by such person (and not withdrawn) if (1) neither ECC nor any of its or any of its subsidiaries' Representatives has breached or taken any action inconsistent with any of the provisions described above, (2) the board of directors of ECC concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for ECC's board of directors to comply with its fiduciary obligations to ECC's stockholders under applicable law, (3) at least two business days prior to furnishing any such non-public information to, or entering into discussions with, such person, ECC gives Cubic written notice of the identity of such person and of ECC's intention to furnish non-public information to, or enter into discussions with, such person, and ECC receives from such person an executed confidentiality agreement containing limitations on the use and disclosure of all non-public information furnished by ECC to such person and containing customary "standstill" provisions, and (4) at least two business days prior to furnishing any such non-public information to such person, ECC furnishes such non-public information to Cubic (to the extent such information has not been previously furnished by ECC to Cubic). ECC and its board of directors are also not prohibited by the non-solicitation and related provisions described above from taking and disclosing to ECC's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

        For purposes of the Merger Agreement, "Superior Offer" means an unsolicited, bona fide written offer made by a third party to purchase all the outstanding shares of ECC common stock or all or substantially all of the assets of ECC on terms that the board of directors of ECC determines, in its reasonable judgment based upon the written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to ECC's stockholders than the terms of the Offer and the Merger. However, any such offer will not be deemed to be a "Superior Offer" if any financing required to complete the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party. The Merger Agreement provides that any action by any Representative of ECC or of any of its subsidiaries inconsistent with the provisions described above will be deemed to be a breach of those provisions of the Merger Agreement, whether or not such Representative is purporting to act on behalf of ECC or any of its subsidiaries.

        The Merger Agreement also requires that ECC promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Cubic orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to ECC or its subsidiaries (including the identity of the person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any person during the Pre-Closing Period. ECC must keep Cubic fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

ECC Stockholders' Meeting

        As promptly as practicable following the expiration of the Offer, if the adoption of the Merger Agreement by ECC's stockholders is required by law in order to complete the Merger, ECC shall take all action necessary under all applicable legal requirements to call, give notice of and hold a meeting of the holders of ECC common stock to vote on the adoption of the Merger Agreement.

        Under the Merger Agreement, Cubic has agreed to cause all shares of ECC common stock owned by Cubic or any subsidiary of Cubic to be voted in favor of the adoption of the Merger Agreement and completion of the Merger at any ECC stockholder meeting. However, if the Purchaser owns, by virtue of the Offer or otherwise, at least 90% of the outstanding shares of ECC common stock, then the parties are required under the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders' meeting in accordance with Section 253 of the DGCL. In addition, Cubic and the Purchaser shall use all reasonable efforts to take or cause to be taken all actions necessary to consummate the Merger.

Recommendation of ECC's Board of Directors

        ECC's board of directors has unanimously recommended that the stockholders of ECC accept the Offer, tender their shares of ECC common stock pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement and approve the Merger (the "ECC Board Recommendation"). The Merger Agreement provides that, except as provided below, neither ECC's board of directors nor any committee thereof may withdraw the ECC Board Recommendation or modify the ECC Board Recommendation in a manner adverse to Cubic or the Purchaser, and no resolution by the board of directors of ECC or any committee thereof to withdraw or modify the ECC Board Recommendation in a manner adverse to Cubic or the Purchaser may be adopted or proposed.

        Notwithstanding the foregoing, at any time prior to the Offer Acceptance Time, the ECC Board Recommendation may be withdrawn or modified in a manner adverse to Cubic and the Purchaser if: (i) an unsolicited, bona fide written offer to purchase all of the outstanding shares of ECC common stock or all or substantially all of ECC's assets is made to ECC and is not withdrawn; (ii) ECC provides Cubic with at least three business days prior notice of any meeting of ECC's board of directors at which such board of directors will consider and determine whether such offer is a Superior Offer; (iii) ECC's board of directors determines in good faith that such offer constitutes a Superior

Offer; (iv) ECC's board of directors determines in good faith, after having taken into account the advice of ECC's outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the ECC Board Recommendation is required in order for ECC's board of directors to comply with its fiduciary obligations to ECC's stockholders under applicable law; (v) the ECC Board Recommendation is not withdrawn or modified in a manner adverse to Cubic at any time within three business days after Cubic receives written notice from ECC confirming that ECC's board of directors has determined that such offer is a Superior Offer; and (vi) neither ECC nor any of its Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in the non-solicitation or related provisions of the Merger Agreement.

Reasonable Efforts to Complete Transactions

        The Merger Agreement provides that, subject to the terms and conditions thereof, Cubic and ECC shall use reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other transactions contemplated by the Merger Agreement, including (i) making all filings (if any) and giving all notices (if any) required to be made and given in connection with the Offer and the Merger and the other transactions contemplated by the Merger Agreement, (ii) using reasonable efforts to obtain each consent (if any) required to be obtained in connection with the Offer and the Merger and the other transactions contemplated by the Merger Agreement, and (iii) using reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger. However, Cubic does not have any obligation: (i) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause ECC or any of its subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause ECC or any of its subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any person, any technology, software or other proprietary asset, or to commit to cause ECC or any of its subsidiaries to license or otherwise make available to any person any technology, software or other proprietary asset; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations, or to commit to cause ECC or any of its subsidiaries to hold separate any assets or operations; (v) to make or cause any of its subsidiaries to make any commitment (to any governmental body or otherwise) regarding its future operations or the future operations of ECC or any of its subsidiaries; or (vi) to contest any legal proceeding relating to the Offer or the Merger if Cubic determines in good faith upon the advice of outside counsel that contesting such legal proceeding might not be advisable.

Employee Benefits Matters

        Pursuant to the Merger Agreement, Cubic agrees that all employees of ECC or its subsidiaries who continue employment with Cubic or ECC or any subsidiary of ECC upon the completion of the Merger shall be eligible to continue to participate in ECC's health and welfare plans or, if Cubic or ECC terminates any of these plans, in Cubic's plans substantially to the same extent as similarly situated employees of Cubic.

        The Merger Agreement further requires that, at Cubic's request, ECC shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the consummation of the Merger, any employee benefit plan sponsored by ECC or its subsidiaries that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the IRC. In addition, pursuant to the Merger Agreement, Cubic agrees to cause ECC to provide such health or welfare benefit plans and arrangements as are no less favorable, taken as a whole, to employees of ECC than the health or welfare benefit plans or arrangements provided by ECC as of the date of the Merger Agreement for a period of one year following the completion of the Merger.

Directors' and Officers' Indemnification and Insurance

        The Merger Agreement provides that all rights to indemnification by ECC existing in favor of those persons who are directors and officers of ECC as of the date of the Merger Agreement (the "Indemnified Persons") for their acts and omissions occurring prior to the completion of the Merger, as provided in ECC's bylaws (as in effect as of the date of the Merger Agreement) and as provided in the indemnification agreements between ECC and said Indemnified Persons (as in effect as of the date of the Merger Agreement) in the forms disclosed by ECC to Cubic prior to the date of the Merger Agreement, will survive the Merger and shall be observed by ECC to the fullest extent available under Delaware law for a period of six years from the time of completion of the Merger, and any claim made requesting indemnification pursuant to such indemnification rights within such six-year period shall continue to be subject to these provisions of the Merger Agreement until disposition of such claim.

        In addition, the Merger Agreement provides that from the time of the completion of the Merger until the sixth anniversary of the completion of the Merger (the "Tail Period"), ECC shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the completion of the Merger, the existing policy of directors' and officers' liability insurance maintained by ECC as of the date of the Merger Agreement in the form disclosed by ECC to Cubic prior to the date of the Merger Agreement (the "Existing Policy"). However, (i) ECC will not be required to make aggregate payments under the Existing Policy in excess of $250,000 and (ii) once ECC has made aggregate payments under the Existing Policy during the Tail Period of $250,000, ECC shall have no further payment obligation with respect to the Existing Policy, and, in the event that any amounts in excess of $250,000 become due from ECC with respect to the Existing Policy, ECC shall have no further obligation to maintain the Existing Policy and may cancel or otherwise terminate the Existing Policy in its sole discretion, provided that ECC has used reasonable efforts to provide each of the Indemnified Persons notice of its intention to cancel or otherwise terminate the Existing Policy at least 15 business days prior to cancellation or termination of the Existing Policy.

Audited Consolidated Financial Statements

        The Merger Agreement provides that, on or before September 2, 2003, ECC shall cause to be delivered to Cubic (i) the consolidated balance sheet and related consolidated statements of operations and cash flows showing the financial condition of ECC and its subsidiaries as of June 30, 2003 and the results of operations and cash flows of ECC and its subsidiaries for the fiscal year ended June 30, 2003, all audited by PriceWaterhouseCoopers LLP or other independent public accountants of recognized national standing reasonably acceptable to Cubic and accompanied by an opinion of such accountants (which shall not be qualified in any respect) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations and cash flows of ECC and its subsidiaries on a consolidated basis in accordance with generally accepted accounting principles consistently applied and (ii) a copy of ECC's Annual Report on Form 10-K for its fiscal year ended June 30, 2003, as filed with the United States Securities and Exchange Commission.

Conditions to the Merger

        The Merger Agreement provides that the respective obligations of the parties to complete the Merger are subject to the satisfaction of the following conditions:

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  If required by applicable law, the Merger Agreement must be adopted by the affirmative vote of the holders of a majority of the shares of ECC common stock outstanding on the record date for the meeting of the holders of ECC common stock to vote on the adoption of the Merger Agreement;

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  no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes completion of the Merger illegal; and

  •
  the Purchaser shall have accepted for payment and paid for shares of ECC common stock pursuant to the Offer.

Termination of the Merger Agreement

        The Merger Agreement provides that it may be terminated:

  •
  by mutual written consent of Cubic and ECC at any time prior to the completion of the Merger;

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  by either Cubic or ECC at any time prior to the completion of the Merger if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of shares of ECC common stock in the Offer or the Merger or making the purchase by the Purchaser of shares of ECC common stock in the Offer or completion of the Merger illegal;

  •
  by either Cubic or ECC if the Offer shall have expired without the acceptance for payment of shares of ECC common stock pursuant to the Offer (the "Expiration Termination Right"), except that a party shall not be permitted to terminate the Merger Agreement on the foregoing basis if the failure to accept shares of ECC common stock for payment in the Offer is attributable to a failure on the part of such party to perform in all material respects any covenant in the Merger Agreement required to be performed by such party on or prior to the Offer Acceptance Time and such party has not cured such failure within ten days after having received notice thereof, and, under certain circumstances as set forth in "Fees And Expenses; Termination Fee," ECC shall not be permitted to terminate the Merger Agreement on the foregoing basis unless it pays Cubic a termination fee;

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  by either Cubic or ECC if the acceptance for payment of shares of ECC common stock pursuant to the Offer has not occurred on or prior to the close of business on the date that is 75 business days after the date of the Merger Agreement (the "End Date Termination Right"), except that a party may not terminate the Merger Agreement on the foregoing basis if the failure to accept shares of ECC common stock for payment pursuant to the Offer by the close of business on the date that is 75 business days after the date of the Merger Agreement is attributable to a failure on the part of such party to perform in all material respects any covenant in the Merger Agreement required to be performed by such party on or prior to the Offer Acceptance Time and such party has not cured such failure within ten days after having received notice thereof, and, under certain circumstances as set forth in "Fees and Expenses; Termination Fee," ECC shall not be permitted to terminate the Merger Agreement on the foregoing basis unless it pays Cubic a termination fee;

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  by Cubic at any time prior to the Offer Acceptance Time if a Triggering Event (as defined below) has occurred (the "Triggering Event Termination Right");

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  by Cubic at any time prior to the Offer Acceptance Time if (i) any of ECC's representations and warranties contained in the Merger Agreement were inaccurate as of the date of the Merger Agreement or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date) such that the Closing Accuracy Condition (as defined in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase) would not be satisfied (except that, for purposes of determining the accuracy of such representations and warranties as of the date of the Merger Agreement or as of any subsequent date, (A) all materiality qualifications contained in such representations and warranties will be disregarded and (B) any update of or modification to the disclosure schedule provided by ECC to Cubic and the Purchaser in connection with the Merger Agreement made or purported to have been made after the date of the Merger Agreement will be disregarded), or (ii) any of ECC's covenants contained in the Merger Agreement shall have been breached such that the Covenant Condition (as defined in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase) would not be satisfied; provided, that, in the event of any inaccuracy in any of ECC's representations and warranties as of a date subsequent to the date of the Merger Agreement, Cubic may not terminate the Merger Agreement on account of such inaccuracy unless such inaccuracy has not been cured within ten days after ECC has received notice thereof;

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  by ECC at any time prior to the Offer Acceptance Time if (i) any of Cubic's representations and warranties contained in the Merger Agreement were inaccurate as of the date of the Merger Agreement or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), such that all such inaccuracies in Cubic's representations and warranties, considered together, have, or could reasonably be expected to have, a material adverse effect on Cubic (except that, for purposes of determining the accuracy of such representations and warranties as of the date of the Merger Agreement or as of any subsequent date, all materiality qualifications contained in such representations and warranties will be disregarded), or (ii) Cubic shall not have complied with in all material respects its covenants contained in the Merger Agreement; provided, that, in the event of any inaccuracy in any of Cubic's representations and warranties as of a date subsequent to the date of the Merger Agreement or a failure by Cubic to comply with its covenants, ECC may not terminate the Merger Agreement on account of such inaccuracy or breach unless such inaccuracy or breach has not been cured within ten days after Cubic has received notice thereof;

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  by Cubic or ECC if the acceptance for payment of shares of ECC common stock pursuant to the Offer shall not have occurred on or prior to the close of business on the date that is 120 days after the date of the Merger Agreement; or

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  by ECC at any time prior to the acceptance for payment of shares of ECC common stock pursuant to the Offer, in order to accept a Superior Offer and enter into the Specified Agreement (as defined below) relating to such Superior Offer (the "Fiduciary Termination Right"), if (i) such Superior Offer shall not have resulted from any breach by ECC or any of its subsidiaries of the non-solicitation or related provisions of the Merger Agreement, (ii) the board of directors of ECC, after satisfying all of the requirements set forth in the Merger Agreement relating to ECC's responses to unsolicited, written competing acquisition offers, shall have authorized ECC to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (the "Specified Agreement"), (iii) ECC shall have delivered to Cubic a written notice containing a summary of the material terms and conditions of the Specified Agreement, which notice shall confirm that the other party's board of directors has confirmed its authorization to execute and deliver the Specified Agreement on behalf of the other party immediately upon termination of the Merger Agreement by ECC, (iv) a period of at least three business days shall have elapsed since the receipt by Cubic of such notice, and ECC shall have made its Representatives reasonably available during such period for the purpose of engaging in negotiations with Cubic regarding a possible amendment of the Offer or a possible alternative transaction, (v) any proposal by Cubic to amend the Offer or enter into an alternative transaction shall have been considered by the board of directors of ECC in good faith, and ECC's board of directors shall have determined in good faith (after having taken into account the advice of the ECC's outside legal counsel and the advice of an independent financial advisor of nationally recognized reputation) that the terms of the proposed amended Offer (or other alternative transaction) are not as favorable to ECC's stockholders, from a financial point of view, as the transaction contemplated by the Specified Agreement, and (vi) ECC shall have paid Cubic a termination fee.

        A "Triggering Event" will be deemed to have occurred if: (i) the board of directors of ECC has failed to recommend that ECC's stockholders accept the Offer, tender their shares of ECC common stock pursuant to the Offer or (if required by applicable law) vote to adopt the Merger Agreement, or has withdrawn or modified in a manner adverse to Cubic the ECC Board Recommendation; (ii) ECC has failed to include the ECC Board Recommendation in the Schedule 14D-9 or a statement to the effect that ECC's board of directors has determined and believes that the Offer and the Merger is in the best interests of the Company's stockholders; (iii) the ECC board of directors has failed to publicly reaffirm (including by way of a press release, if requested by Cubic) its ECC Board Recommendation, or has failed to publicly reaffirm (including by way of a press release, if requested by Cubic) its determination that the Offer and the Merger is in the best interests of ECC's stockholders, in each case within five business days of a request from Cubic; (iv) the board of directors of ECC has approved, endorsed or recommended any Acquisition Proposal; (v) ECC has entered into any letter of intent or similar document or any contract contemplating any Acquisition Transaction; (vi) a tender or exchange offer relating to ECC securities shall have been commenced and ECC shall not have sent a statement disclosing that ECC recommends rejection of such tender or exchange offer within 10 business days; (vii) any person or group (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquires or agrees to acquire, or discloses an intention to acquire, beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of ECC; or (viii) ECC or any of its subsidiaries or any Representative of ECC or any of its subsidiaries shall have breached or taken any action inconsistent with any of the non-solicitation or related provisions of the Merger Agreement.

Fees and Expenses; Termination Fee

        The Merger Agreement provides that, except as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement are to be paid by the party incurring such expenses, whether or not any shares of ECC common stock are purchased pursuant to the Offer and whether or not the Merger is completed.

        The Merger Agreement also provides that if (i) the Merger Agreement is terminated by Cubic or ECC pursuant to the Expiration Termination Right or the End Date Termination Right, (ii) after the date of the Merger Agreement and at or prior to the time of the termination of the Merger Agreement an Acquisition Proposal has been disclosed, announced, commenced, submitted or made and (iii) ECC consummates or is subject to a Specified Acquisition Transaction (as defined below) within 270 days of such termination or ECC or any of its Representatives signs a definitive agreement within 270 days of such termination providing for a Specified Acquisition Transaction, then ECC shall pay to Cubic, in cash, a nonrefundable fee in an amount equal to up to $350,000 as reimbursement for all of Cubic's fees and expenses in connection with the Merger Agreement, the Offer and the Merger plus the greater of $1,250,000 and 3% of the product of $5.25 multiplied by the Fully Diluted Number of Company Shares.

        The Merger Agreement also provides that if the Merger Agreement is terminated by Cubic pursuant to the Triggering Event Termination Right or by ECC pursuant to the Fiduciary Termination Right, then ECC must pay to Cubic in cash a nonrefundable fee in an amount equal to up to $350,000 as reimbursement for all of Cubic's fees and expenses in connection with the Merger Agreement, the Offer and the Merger plus the greater of $1,250,000 and 3% of the product of $5.25 multiplied by the Fully Diluted Number of Company Shares.

        If ECC fails to pay when due any amount described above, then (i) ECC shall reimburse Cubic for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Cubic of its rights, and (ii) ECC shall pay to Cubic interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Cubic in full) at a rate per annum equal to the "prime rate" (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

        A "Specified Acquisition Transaction" shall mean any transaction or series of transactions involving (i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which ECC or its subsidiaries is a constituent corporation and in which a person or "group" (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of ECC or of any of its subsidiaries or any surviving entity or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 50% or more of the consolidated net revenues, net income or assets of ECC and its subsidiaries.

Stockholder Tender Agreements

        The following is a summary of the stockholder agreements to tender entered into by Cubic with each of ECC's directors, executive officers and stockholders with representatives on the board of directors of ECC. The following summary does not purport to be a complete description of the terms of these Stockholder Tender Agreements and is qualified in its entirety by reference to the forms of the Stockholder Tender Agreements, a copy of which is filed as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO that has been filed with the United States Securities and Exchange Commission by the Purchaser and Cubic in connection with the Offer, and are incorporated in this Offer to Purchase by reference. The forms of the Stockholder Tender Agreements may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning ECC) of this Offer to Purchase relating to examining and obtaining copies of documents filed with the United States Securities and Exchange Commission.

        In order to induce Cubic and the Purchaser to enter into the Merger Agreement, each of: Robert Collins, Jesse Krasnow, James Henderson, Warren Lichtenstein, Merrill McPeak, Melissa Van Valkenburgh, Robert Mehmel, the Julian Demora Revocable Trust 1990 and Steel Partners II LP has entered into a Stockholder Tender Agreement with Cubic. Each of the foregoing stockholders has agreed, in such person's capacity as a stockholder of ECC, to promptly (and, in any event, not later than ten business days after commencement of the Offer) validly tender, and to also cause any person that they or any of their affiliates or associates controls to validly tender, into the Offer, pursuant to and in accordance with the terms of the Offer, and to not withdraw or permit the withdrawal of (unless and until the Merger Agreement is terminated in accordance with its terms), all of such stockholder's shares of ECC common stock, including any additional shares of ECC common stock which such stockholder may acquire.

        In addition, each of these stockholders has agreed, at any meeting of, or in connection with any written action by, the stockholders of ECC, to vote all of their shares of ECC common stock, and to also cause any person that they or any of their affiliates or associates controls to vote all of their shares of ECC common stock, against any action or agreement that would result in a breach by the Company of the Merger Agreement, against any competing acquisition proposal, against any proposal to change a majority of the board of directors of ECC (other than in accordance with the Merger Agreement), against any action or agreement that would cause the conditions to the acceptance of the Offer or completion of the Merger to not be met and against any action intended or reasonably expected to interfere with the Offer or Merger.

        Each such stockholder has also agreed that it will not, and it will not permit any person that it or any of its affiliates controls to (except, in each case, pursuant to the Offer), sell, pledge, encumber, grant an option with respect to, transfer or otherwise dispose of any of such stockholder's ECC securities, enter into an agreement or commitment contemplating any of the foregoing, or reduce such stockholder's beneficial ownership interest in or risk with respect to such securities. In addition, each such stockholder has also agreed, in such person's capacity as a stockholder of ECC, that it will not, and it will not permit any person that it or any of its affiliates controls to (except in each case, pursuant to the Offer), take directly or indirectly actions that ECC or any of its Representatives would be prohibited from taking, directly or indirectly, pursuant to the nonsolicitation or related provisions of the Merger Agreement. However, the foregoing provisions do not limit or affect any actions taken by the stockholders who have signed the Stockholder Tender Agreements in such stockholders' capacities as officers or directors of ECC in exercising ECC's rights under the Merger Agreement or in performing such stockholders' fiduciary obligations in their capacities as directors or officers of ECC, provided, that no obligation of such stockholders to ECC as officers or directors of ECC shall affect, impair or impede such stockholders' obligations under the Stockholder Tender Agreements, including the obligation to vote such stockholders' shares as required by the Stockholder Tender Agreements.

        Each of the stockholders has agreed, pursuant to the terms of such stockholder's respective Stockholder Tender Agreement and in such person's capacity as a stockholder of ECC, to appoint Cubic and certain representatives of Cubic as such stockholder's attorneys and proxies, with full power of substitution and resubstitution, to vote and otherwise act with respect to all such stockholder's shares of ECC common stock at any meeting of ECC's stockholders, and in any action by written consent of ECC's stockholders, on the matters and in the manner specified in the Stockholder Tender Agreement.

Shares Subject to the Stockholder Tender Agreements; Termination

        As of August 20, 2003, the stockholders who executed Stockholder Tender Agreements, and persons that they or their affiliates or associates control, held in the aggregate 2,897,428 shares of ECC common stock, which represented approximately 36.6% of the outstanding shares of ECC common stock as of that date. The Stockholder Tender Agreements terminate upon any termination of the Merger Agreement.

13.   Certain Conditions to the Offer

        The following is a summary of all of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the United States Securities and Exchange Commission by the Purchaser and Cubic in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning ECC) of this Offer to Purchase relating to examining and obtaining copies of documents filed with the United States Securities and Exchange Commission.

        The Merger Agreement provides that the Purchaser is not required to accept for payment, or (subject to any applicable rule or regulation of the United States Securities and Exchange Commission) pay for, and may delay the acceptance for payment of, or (subject to any applicable rule or regulation of the United States Securities and Exchange Commission) the payment for, any tendered shares of ECC common stock, and (subject to the terms of the Merger Agreement) may terminate the Offer and not accept for payment any tendered shares of ECC common stock, if (i) the Minimum Condition has not been satisfied, (ii) there shall be in effect any voluntary agreement between Cubic and the United States Federal Trade Commission or the United States Department of Justice pursuant to which Cubic has agreed not to accept for payment shares of ECC common stock pursuant to the Offer for any period of time, or (iii) at any time after the date of the Merger Agreement, and before acceptance for payment of any shares of ECC common stock, Cubic shall have determined in its reasonable good faith discretion that any of the following events shall have occurred and be continuing:

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  the representations and warranties of ECC contained in the Merger Agreement shall not have been accurate in all material respects as of the date of the Merger Agreement, provided, that, for purposes of determining the accuracy of such representations and warranties, (A) all materiality qualifications contained in such representations and warranties shall be disregarded and (B) any update of or modification to ECC's disclosure schedule made or purported to have been made after the date of the Merger Agreement shall be disregarded) (the "Signing Accuracy Condition");

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  the representations and warranties of ECC contained in the Merger Agreement shall not be accurate in all respects as of the Expiration Date as if made on and as of such Expiration Date, except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to the inaccuracies taken collectively do not constitute and could not reasonably be expected to have a material adverse effect on ECC and its subsidiaries, provided, that, for purposes of determining the accuracy of such representations and warranties, (A) all materiality qualifications contained in such representations and warranties shall be disregarded and (B) any update of or modification to ECC's disclosure schedule made or purported to have been made after the date of the Merger Agreement shall be disregarded) (the "Closing Accuracy Condition");

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  ECC shall have breached or failed in any material respect to perform or comply with any covenant or obligation that ECC is required to comply with or to perform at or prior to the Expiration Date (the "Covenant Condition");

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  since the date of the Merger Agreement, there shall have occurred any material adverse effect on ECC and its subsidiaries, or any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would have a material adverse effect on ECC and its subsidiaries (the "Material Adverse Effect Condition");

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  Cubic and ECC shall not have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of ECC confirming that the Signing Accuracy Condition, the Closing Accuracy Condition, the Covenant Condition and the Material Adverse Effect Condition have been duly satisfied, which certificate shall be in full force and effect;

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  to the extent required by Cubic, ECC shall not have used all reasonable efforts to obtain the written resignations of all officers and directors of ECC and its subsidiaries to the extent required by the Merger Agreement, which resignations shall be in full force and effect;

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  any material consent required to be obtained in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement shall not have been obtained or shall not be in full force and effect;

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  a temporary restraining order, preliminary or permanent injunction or other order preventing the purchase of or payment for shares of ECC common stock pursuant to the Offer, or preventing completion of the Merger, shall have been issued by any court of competent jurisdiction and remain in effect, or there is any legal requirement or order promulgated, enacted, enforced, issued or deemed applicable to the Offer or the Merger that (i) makes the purchase of or payment for shares of ECC common stock pursuant to the Offer, or the completion of the Merger, illegal; (ii) renders the Purchaser unable to purchase or pay for some or all of the shares of ECC common stock; (iii) imposes material limitations on Cubic's ability to effectively exercise full rights of ownership of ECC common stock; (iv) prohibits or imposes any material limitation on Cubic's direct or indirect ownership or operation of all or a material portion of ECC's business or assets; (v) compels Cubic to dispose of or hold separate any portion of the business or assets of ECC or Cubic or their subsidiaries which would be material in the context of ECC and its subsidiaries, taken as a whole; (vi) obligates Cubic, ECC or their subsidiaries to pay material damages in connection with the transactions contemplated by the Merger Agreement or (vii) otherwise constitutes a material adverse effect on ECC;

  •
  there shall be pending or overtly threatened any legal proceeding in which a governmental body is or is threatened to become a party or is otherwise involved: (i) challenging or seeking to restrain or prohibit the purchase of or payment for shares of ECC common stock pursuant to the Offer, or the completion of the Merger or any of the other transactions contemplated by the Merger Agreement; (ii) relating to the Offer or the Merger and seeking to obtain from Cubic or ECC or any of ECC's subsidiaries any damages or other relief that may be material to Cubic or ECC or any of ECC's subsidiaries; (iii) seeking to prohibit or limit in any material respect Cubic's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of ECC; (iv) that could materially and adversely affect the right of Cubic, ECC or any of ECC's subsidiaries to own the assets or operate the business of ECC or its subsidiaries; or (v) seeking to compel ECC or any subsidiary of ECC, Cubic or any subsidiary of Cubic to dispose of or hold separate any material assets as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

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  a Triggering Event shall have occurred;

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  the Merger Agreement shall have been terminated in accordance with its terms; or

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  in the good faith judgment of Cubic, a material adverse difference shall exist between (i) ECC's consolidated financial condition or results of operations or cash flows as of or for the fiscal year ended June 30, 2003 as reflected in the unaudited consolidated financial statements of ECC as of and for the fiscal year ended June 30, 2003 delivered by ECC to Cubic prior to the date of the Merger Agreement and (ii) ECC's consolidated financial condition or results of operations or cash flows as reflected in the audited consolidated financial statements delivered by ECC to Cubic following the date of the Merger Agreement.

        The foregoing conditions are for the sole benefit of Cubic and the Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by Cubic or the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Cubic and the Purchaser. The failure by Cubic or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. The Offer is expressly subject to the satisfaction of each of the foregoing conditions.

        If the Offer is terminated pursuant to the foregoing provisions, all tendered shares of ECC common stock will be promptly returned to the tendering stockholders.

14.   Certain Legal Matters

        Except as described in this Section 14, based on information provided by ECC, none of ECC, the Purchaser or Cubic is aware of any license or regulatory permit that appears to be material to the business of ECC that might be adversely affected by the Purchaser's acquisition of shares of ECC common stock in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of ECC common stock by the Purchaser in connection with the Offer or the Merger. Should any such approval or other action be required, the Purchaser and Cubic presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Statutes." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of, or payment for, shares of ECC common stock that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to ECC's business or that certain parts of ECC's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to any such matters, the Purchaser could decline to accept for payment, or pay for, shares of ECC common stock that are tendered in the Offer. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental actions.

Delaware Law

        In general, Section 203 of the DGCL prevents an interested stockholder (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a business combination (generally defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time when such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon completion of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock option plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder (and such action may not be taken by written consent).

        ECC's board of directors has taken all actions necessary to exempt the Merger Agreement, the Stockholder Tender Agreements, the Offer, the Merger and the other transactions contemplated by the Merger Agreement from the provisions of Section 203 of the DGCL.

Fair Price Provision

        ECC's certificate of incorporation contains a provision (the "Fair Price Provision") that requires holders of at least 80% of the capital stock of ECC to approve any business combination between ECC and an entity that holds more than 10% of the capital stock of ECC at the time of such business combination (a "Related Party"), subject to certain exceptions. As defined in the Fair Price Provision, "business combination" does not include the Offer, but does include the Merger. The Fair Price Provision is inapplicable to any merger in which the members of ECC's board of directors who were directors of ECC on the date of the applicable merger agreement (the "Continuing Directors") expressly approved the merger by a two-thirds vote prior to the date on which the Related Party involved in such merger became a Related Party. On August 20, 2003, the board of directors of ECC (including the Continuing Directors) unanimously adopted the Merger Agreement and approved the Merger. Accordingly, the Fair Price Provision has been complied with and is inapplicable to the Merger.

State Takeover Statutes

        A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. ECC, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described in this Offer to Purchase, it is not known whether any of these laws will, by their terms, apply to the Offer or the Merger and the Purchaser has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, it is believed that there are reasonable bases for contesting such laws.

        In 1982, in a case named Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. In 1987, however, in a case named CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in a case named TLX Acquisition Corp. v. Telex Corp., a Federal District Court located in the State of Oklahoma ruled that certain Oklahoma statutes were unconstitutional insofar as they purported to apply to corporations incorporated outside of the State of Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in a case named Tyson Foods, Inc. v. McReynolds, a Federal District Court located in the State of Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside of the State of Tennessee.

Antitrust

        United States Antitrust Law.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be completed unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. The Offer and the Merger are not subject to the filing and waiting period requirements of the HSR Act.

        Private parties, as well as the federal and state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the Merger or other acquisition of shares of ECC common stock by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

        Foreign Antitrust Law.    The antitrust and competition laws of certain foreign countries may apply to the Offer and the Merger and filings and notifications may be required. The Purchaser, Cubic and ECC are reviewing whether any such filings are required in connection with the Offer or the Merger and intend to make such filings promptly to the extent required.

Federal Reserve Board Regulations

        Shares of ECC common stock are currently margin securities under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of ECC common stock. Depending upon factors similar to those described in Section 7 (Effect of the Offer on the Market for ECC Common Stock; the American Stock Exchange Listing of ECC Common Stock; Exchange Act Registration of ECC Common Stock; Margin Regulations), it is possible that, following the Offer, shares of ECC common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

15.   Fees and Expenses

        The Purchaser and Cubic have retained Georgeson Shareholder Communications Inc. to act as the Information Agent for the Offer, and Computershare Trust Company of New York to serve as the Depositary for the Offer. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

        The Information Agent may contact holders of ECC common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of ECC common stock.

        Neither the Purchaser nor Cubic will pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, the Information Agent and in the event that the laws of one or more jurisdictions require the Offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of ECC common stock in connection with the Offer. Upon request, the Purchaser will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16.   Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of ECC common stock in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Cubic is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that the Purchaser or Cubic becomes aware of any state law that would limit the class of offerees in the Offer, subject to the terms and conditions of the Merger Agreement, the Purchaser may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of shares of ECC common stock prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Cubic that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        The Purchaser and Cubic have filed with the United States Securities and Exchange Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, ECC has filed with the United States Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. Such documents and any amendments to such documents, including the related exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 8 (Certain Information Concerning ECC) of this Offer to Purchase.

                      CDA ACQUISITION CORPORATION

                      August 27, 2003

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
THE PURCHASER AND CUBIC CORPORATION

1.     Directors and Executive Officers of the Purchaser

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is CDA Acquisition Corporation, c/o Cubic Corporation ("Cubic"). All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Gerald R. Dinkel President and Director	Mr. Dinkel was appointed President and Director of the Purchaser on August 15, 2003. Mr. Dinkel has served as Vice President of Cubic and President and Chief Executive Officer of Cubic Defense Applications, Inc., a wholly-owned subsidiary of Cubic, since 2000. For the prior 28 years, Mr. Dinkel was a senior manager at Lockheed Martin Corporation and held a variety of management positions with Westinghouse Electronic Systems.
William W. Boyle Vice President, Chief Financial Officer and Director	Mr. Boyle was appointed as Vice President, Chief Financial Officer and Director of the Purchaser on August 15, 2003. Mr. Boyle has served as a Director of Cubic since 1995, and as Vice President and Chief Financial Officer of Cubic since 1983. Mr. Boyle is a member of the West Coast Advisory Board of Protection Mutual Insurance Company. Previously, Mr. Boyle held management positions with General Electric, Occidental Petroleum, and the Wickes Corporation.
John D. Thomas Vice President, Treasurer, Assistant Secretary and Director	Mr. Thomas was appointed as Vice President, Treasurer, Assistant Secretary and Director of the Purchaser on August 15, 2003. Mr. Thomas has served as Vice President Finance and Treasurer of Cubic since 1992 and as a financial manager of Cubic since 1980.
William L. Hoese Corporate Secretary	Mr. Hoese was appointed as Secretary of the Purchaser on August 15, 2003. Mr. Hoese has served as Assistant General Counsel of Cubic since March 2003. Prior to joining Cubic, Mr. Hoese served as Senior Vice President and General Counsel of American Tool Companies, Inc. from November 1994 through December 2001. Mr. Hoese has been a director and a member of the Audit Committee of Nitches, Inc. since 1995.

2.     Directors and Executive Officers of Cubic

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Cubic are set forth below. Except as indicated below, the business address of each such director or executive officer is c/o Cubic. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Walter J. Zable Chairman of the Board, President and Chief Executive Officer, Chairman of the Board and Executive Committee and Director	Mr. Zable has served as a Director of Cubic since 1951, and is currently serving as Cubic's Chairman of the Board, President and Chief Executive Officer, and Chairman of the Executive Committee. Walter C. Zable Vice Chairman of the Board, Mr. Zable has served as a Director of Cubic since 1976 and is currently Member of the Executive Committee and Director serving as Cubic's Vice Chairman of the Board, Member of the Executive of Cubic Committee and Chairman of Cubic Transportation Systems, Inc., a wholly-owned subsidiary.
Dr. Richard C. Atkinson Director	Dr. Atkinson has served as a Director of Cubic since 1999. Dr. Atkinson is currently serving as President of the University of California San Diego, a position he has held since 1995. Between 1980 and 1995, he served as Chancellor of the University of California San Diego. Dr. Atkinson is a member of the Audit and Compliance Committee.
Robert T. Monagan Director	Mr. Monagan has served as a Director of Cubic since 1986. Mr Monagan is currently serving as Chairman of Cubic's Executive Compensation Committee, a member of Cubic's Audit and Compliance Committee and a member of Cubic's Nominating Committee. Mr. Monagan is currently the Vice Chairman of the Northern California State World Trade Center, and is the former President of the California Manufacturers Association and former Speaker of the California State Assembly. He is a director of Electronic Medical Management, Inc. and a director of University of the Pacific.
Raymond E. Peet Director	Mr. Peet has served as a Director of Cubic since 1987. Mr. Peet is a Retired Vice Admiral, United States Navy, and is the Chairman of Cubic's Audit and Compliance Committee and a member of Cubic's Executive and Nominating Committees. He is the past Chairman of San Diego Dialogue and a former member of the Board of Consultants to the Comptroller General of the United States.
Raymond L. deKozan Vice President and Director	Mr. DeKozan has served as a Director of Cubic since 2002. Mr. deKozan has held various senior management positions for Cubic or its subsidiaries since joining Cubic in 1960.
William W. Boyle Vice President and Chief Financial Officer and Director	Mr. Boyle has served as a Director of Cubic since 1995, and as Vice President and Chief Financial Officer of Cubic since 1985. Mr. Boyle is a member of the West Coast Advisory Board of Protection Mutual Insurance Company. Previously, Mr. Boyle held management positions with General Electric, Occidental Petroleum, and the Wickes Corporation.
Thomas A. Baz Vice President—Corporate Controller	Mr. Baz has served as Vice President and Corporate Controller of Cubic since 1983.

Gerald R. Dinkel Vice President and Chief Executive Officer and President of Cubic Defense Applications, Inc.	Mr. Dinkel has served as Vice President of Cubic and President and Chief Executive Officer of Cubic Defense Applications, Inc., a wholly owned subsidiary of Cubic, since 2000. For the prior 28 years, Mr. Dinkel was a senior manager at Lockheed Martin Corporation and held a variety of management positions with Westinghouse Electronic Systems.
Mark A. Harrison	Mr. Harrison has served as Vice President, Financial Planning and Accounting of Cubic since 2000. Prior to that, Mr. Harrison served as Assistant Corporate Controller and Director of Financial Planning since 1991.
William L. Hoese Corporate Secretary	Mr. Hoese has served as Assistant General Counsel of Cubic since March 2003. Prior to joining Cubic, Mr. Hoese served as Senior Vice President and General Counsel of American Tool Companies, Inc. from November 1994 through December 2001. Mr. Hoese has been a director and a member of the Audit Committee of Nitches, Inc. since 1995.
Bernard A. Kulchin	Mr. Kulchin has served as Vice President of Human Resources of Cubic since 1999. From 1971 through 1991, Mr. Kulchin was Vice President of Human Resources for the San Diego division of General Dynamics Corporation and from 1991 through 1999, was a human resources consultant.
John D. Thomas Vice President, Treasurer, Assistant Secretary and Director	Mr. Thomas has served as Vice President Finance and Treasurer of Cubic since 1992 and as a financial manager of Cubic since 1980.

        Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of ECC common stock and any other required documents should be sent or delivered by each stockholder of ECC or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Computershare Trust Company	For Eligible Institutions Only:	Computershare Trust Company
of New York	(212) 701-7636	of New York
Wall Street Station		Wall Street Plaza
P.O. Box 1010	For Confirmation Only	88 Pine Street, 19th Floor
New York, NY 10268-1010	Telephone:	New York, NY 10005
(212) 701-7600

        Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent at its telephone numbers and location listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other materials related to the Offer may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call Collect: (212) 440-9800
All Others Call Toll Free: (866) 295-8173

QuickLinks

Offer to Purchase for Cash All Outstanding Shares of Common Stock of ECC International Corp. by CDA Acquisition Corporation, a wholly owned subsidiary of Cubic Corporation at $5.25 Net per Share
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND CUBIC CORPORATION